Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

PERFORMANCE FOOD GROUP, INC.,

E&H DISTRIBUTING LLC,

RS FUNDING, INC.,

USF PROPCO I, LLC,

USF PROPCO II LLC,

TRANS-PORTE, INC.,

US FOODS, INC.,

USF HOLDING CORP.

AND

SYSCO CORPORATION

Dated as of February 2, 2015

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EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Employee Lease Agreement
Exhibit C	Form of General Assignment and Bill of Sale
Exhibit D	Form of Assignment of Leases
Exhibit E	Form of Landlord Estoppel
Exhibit F	Process to Select Certain Transferred Employees
Exhibit G	Organization Charts
Exhibit H	Owner’s Affidavit for Owned Real Property
Exhibit I	Pro Forma Policies
Exhibit J	Title Deliveries
Exhibit K	Deeds and Transfer Tax Forms
Exhibit L	Press Release

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ANNEXES

Annex I	Commitment Letter

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SELLER DISCLOSURE SCHEDULES

Section 1.1(a)	Distribution Centers Constituting the Business
Section 1.1(b)	Assumed Indebtedness
Section 1.1(c)	Persons with Knowledge
Section 1.1(d)	Schedule 1.1(d) Leases
Section 1.1(e)	National Customer Contract
Section 1.1(f)	Target Working Capital
Section 2.4(a)	Transferred Contracts (Annex I)
Section 2.4(c)	Tangible Assets (Annex II)
Section 2.4(d)	Vehicles (Annex III)
Section 2.6(i)	Assumed Liabilities
Section 2.7(l)	Retained Liabilities
Section 2.9(a)(i)	Sample Closing Statement
Section 2.9(a)(ii)	Closing Statement Methodologies
Section 2.12(b)	Specified Approvals
Section 3.3	Approvals of Governmental Entities (Annex IV)
Section 3.5	Proceedings
Section 3.6(a)	Business Financial Statements (Annex V)
Section 3.6(b)	Exceptions to GAAP
Section 3.11(a)	Owned Real Property
Section 3.11(d)	Improvements
Section 3.12(a)	Leased Real Property
Section 3.12(b)	Lessor and Sublessor
Section 3.12(c)	Leases Requiring Consents
Section 3.12(d)	Right of Sellers to Purchase Leased Properties
Section 3.14(a)	Material Contracts
Section 3.14(c)	2015 Monthly Fuel Delivery Allocations
Section 3.15(b)	Business Permits
Section 3.16	Environmental Matters
Section 3.16(b)	Environmental Permits
Section 3.18(a)	Multiemployer Plans
Section 3.18(b)	Business Employees (Annex VI)
Section 3.18(f)	Collective Bargaining Contracts
Section 3.18(k)	Actions Involving Employees
Section 3.20(a)	Customers
Section 3.20(b)	Suppliers
Section 5.2(b)	Exceptions to Interim Operating Covenant
Section 5.7	Guarantees
Section 5.10(b)	Workers’ Compensation Policies
Section 5.15(a)	Specified GPOs
Section 5.22	Designated Leases
Section 9.3(a)	Other Indemnification Obligations
Annex VII	Truck Leases

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PURCHASER DISCLOSURE SCHEDULES

Section 1.1(a)	Persons with Knowledge

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, is made as of February 2, 2015 (this “Agreement”), by and among Performance Food Group, Inc. a Colorado corporation (“Purchaser”), US Foods, Inc., a Delaware corporation (“Parent Seller”), and E&H Distributing LLC, a Nevada limited liability company, RS Funding, Inc., a Nevada corporation, USF Propco I, LLC, a Delaware limited liability company, USF Propco II LLC, a Delaware limited liability company, and Trans- Porte, Inc., a Delaware corporation, each a wholly owned subsidiary of Parent Seller (together with Parent Seller, “Sellers”, and individually, “Seller”), USF Holding Corp., a Delaware corporation and parent of Parent Seller (“USF”), and Sysco Corporation, a Delaware corporation (“Sysco”) (for purposes of Section 3.24, Section 5.1, Section 5.3, Section 5.6(l), Section 5.6(o), Section 5.14(c), Section 5.15, Section 5.16, Section 5.17, Section 8.2, Section 10.1 and Section 10.14 only). Certain capitalized terms used herein are defined in Article I.

WHEREAS, Parent Seller is a foodservice distributor that operates through certain distribution centers listed in Section 1.1(a) of the Seller Disclosure Schedules attached hereto (the “Distribution Centers”);

WHEREAS, USF has executed an Agreement and Plan of Merger, dated as of December 8, 2013 (as it may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among USF, Sysco, Sysco Corporation I, Inc., a wholly owned subsidiary of Sysco (“Merger Sub One”) and Sysco Company II, LLC, a wholly owned subsidiary of Sysco (“Merger Sub Two”), pursuant to which Merger Sub One will merge with and into USF, with USF continuing as the surviving corporation and a wholly owned subsidiary of Sysco, followed by the merger of USF with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity and a wholly owned subsidiary of Sysco (the “Mergers”);

WHEREAS, in connection with obtaining termination of the applicable waiting period for the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any voluntary extensions thereof, Sysco contemplates entering into a provisional consent decree with the Federal Trade Commission (the “FTC”) (the “Provisional Consent Decree”), providing for, among other things, the sale of certain assets to Purchaser, which are currently held by Sellers, upon the terms and subject to the conditions contained in this Agreement (the “Transaction”) or litigating in any courts of competent jurisdiction for the denial, prevention or repeal of any injunction or other order barring closing of the Mergers;

WHEREAS, as of the Closing, Parent Seller, USF, Purchaser and Sysco are entering into a transition services agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), relating to certain transition services to be provided following the Closing; and

WHEREAS, as of the Closing, Parent Seller and Purchaser are entering into an employee lease agreement substantially in the form attached hereto as Exhibit B (the “Employee Lease Agreement”), whereby the Business Employees and TSA Employees will remain employed by Sellers or their Affiliates for a limited period of time following the Closing before transitioning to Purchaser.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Working Capital minus the Target Working Capital.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Assumed Environmental Liabilities” means additional or increased Liabilities that are caused by the negligent or reckless exacerbation of, or failure to take commercially reasonable remedial measures with respect to, Environmental Conditions known to Purchaser that are Retained Environmental Liabilities, in connection with the ownership, operation, conduct or actions of the Business or the Purchased Assets (including the Owned Real Property or the Leased Real Property), after the Closing, provided, for the avoidance of doubt, that such Assumed Environmental Liabilities only refer to the increase in Covered Losses and does not otherwise affect the allocation of Environmental Liabilities.

“Assumed Indebtedness” means any Indebtedness arising under the Contracts set forth in Section 1.1(b) of the Seller Disclosure Schedules.

“Business” means the activities conducted by Sellers at or out of each of the Distribution Centers and related Owned Real Property and Leased Real Property both individually and taken as a whole.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” means each employee of Sellers or of their Affiliates whose services, as of the date of this Agreement (or, in the case of any such employee who is hired following the date of this Agreement in accordance with the terms of this Agreement, whose services as of the applicable date of hire), are used primarily for the operation or conduct of the Business and each Scheduled Business Employee (including any such employee on short-term or long-term disability or other leaves of absence required by applicable Law).

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“Business Material Adverse Effect” means any change, event, fact, effect or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of any of the Distribution Centers; provided, however, that in determining whether there has been a Business Material Adverse Effect or whether a Business Material Adverse Effect could or would occur, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (a) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the Distribution Center operates; (b) the taking of any action expressly required by this Agreement; (c) the announcement of this Agreement or pendency of the Mergers, including any litigation arising from the Mergers and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, sales representatives or employees of the Distribution Center; (d) the taking of any action at the written request of Purchaser; (e) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (f) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (g) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) that is proposed, approved or enacted on or after the date hereof; and (h) the failure, in and of itself, of the Distribution Center to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date hereof (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been a Business Material Adverse Effect or whether a Business Material Adverse Effect would be reasonably expected to occur, except to the extent otherwise excluded in this definition of Business Material Adverse Effect); provided, further, however, that changes, events, facts, effects or occurrences set forth in clauses (a), (e), (f) or (g) may be taken into account in determining whether there has been, could or would be a Business Material Adverse Effect to the extent such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the Distribution Center in relation to other similar businesses or Persons operating in the principal industries in which the Distribution Center operates.

“Closing Purchase Price” means (a) if the Estimated Adjustment Amount is zero, the Purchase Price, (b) if the Estimated Adjustment Amount is greater than zero, the sum of the Purchase Price plus the Estimated Adjustment Amount, or (c) if the Estimated Adjustment Amount is less than zero, the Purchase Price minus the absolute value of the Estimated Adjustment Amount.

“Closing Working Capital” means the Working Capital as of the Post-Closing Measurement Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contamination” means the Release of any Hazardous Material to, on, onto or into the environment.

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“Contract” means any written or oral contract, lease, license, commitment, customer order, note, bond, mortgage, loan or credit agreement, indenture or agreement, other than a Permit.

“Covered Loss” means losses, costs, liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties and reasonable attorneys’ and accountants’ fees and disbursements.

“Daily Profit Amount” means the product of (a) one million dollars ($1,000,000) and (b) the number of days (for the avoidance of doubt, not including Saturdays and Sundays) from and including the Closing Date through and including the immediately following Friday (for the avoidance of doubt, if the Closing occurs on a Friday, the Daily Profit Amount shall equal one million dollars ($1,000,000)).

“Employee Lease Term” means the term of the Employee Lease Agreement, as set forth therein.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Materials at any location; (b) exposure to Hazardous Materials or (c) the violation or alleged violation of Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level that requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to Contamination, Hazardous Materials, the protection of the environment, natural resources, fauna and flora, or human health and safety (with respect to exposure to Hazardous Materials), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials.

“Environmental Permit” means a Permit issued pursuant to an Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Taxes” means (a) any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Period, (b) any Taxes imposed with

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respect to the Excluded Assets or the Retained Liabilities for any period, (c) any Taxes imposed on any Seller for which Purchaser is liable as a transferee or successor (including pursuant to any “Bulk Sales Law” or similar Law) as a result of the transactions contemplated by this Agreement and (d) any Transfer Taxes for which Sellers are responsible under Section 6.2. For purposes of this Agreement, in the case of any Straddle Period, the portion of any Taxes for such Straddle Period that are allocable to the portion of the Straddle Period ending on the Closing Date shall be: (i) in the case of Taxes imposed on, or measured, in whole or in part, by reference to, income, gain or receipts, deemed equal to the amount of such Taxes that would be payable if such taxable period ended on (and included) the Closing Date; and (ii) in the case of all other Taxes (including Property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

“Existing Debt Facility Liens” means Liens securing the obligations under (a) that certain Credit and Security Agreement, dated as of August 27, 2012, among RS Funding, Inc., Parent Seller, and Wells Fargo Bank, National Association, as administrative agent, and the other agents, lenders, and other parties thereto, as amended, modified, or supplemented from time to time, (b) that certain ABL Credit Agreement, dated as of July 3, 2007, among Parent Seller, the subsidiaries of Parent Seller party thereto (if any), Citicorp North America, Inc., as administrative agent, and the other agents, lenders, and other parties thereto, as amended, modified, or supplemented from time to time, (c) that certain Credit Agreement, dated as of May 11, 2011, among Parent Seller, Citicorp North America, Inc., as administrative agent, and the other agents, lenders, and other parties thereto, as amended, modified, or supplemented from time to time and (d) the commercial mortgage-backed security facility under that certain Loan and Security Agreement (Fixed Rate) between USF Propco I, LLC, German American Capital Corporation, Goldman Sachs Mortgage Company, JPMorgan Chase Bank, N.A., Citigroup Global Markets Realty Corp. Morgan Stanley Mortgage Capital Holdings LLC and Greenwich Capital Financial Products, Inc., dated as of July 3, 2007, as amended, modified or supplemented from time to time, and related instruments and agreements.

“Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with any financings in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements related thereto).

“Financing Related Parties” means any former, current and future Affiliates of any Financing Party and any officers, directors, managers, employees, shareholders, equityholders, members, partners, agents, controlling persons, advisors, attorneys or representatives, or the heirs, executors, successors and assigns of any of the foregoing or any Financing Party.

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Governmental Entity” means any national, state, or local government or any court of competent jurisdiction, administrative agency or commission or other national, state or local, supranational governmental authority or instrumentality.

“Governmental Order” means any Judgment, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” an “air pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas, and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

“Indebtedness” means, with respect to a Person without duplication: (a) all indebtedness for borrowed money; (b) all indebtedness for the deferred purchase price of property or services (other than property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business, in respect of which such Person’s Liability remains contingent); (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations under leases that have been or should be, in accordance with the applicable accounting principles, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) any Liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability; and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though the Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest or any penalty thereon.

“Intellectual Property” means (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof; (b) trademarks, service marks, trade names, service names, trade dress and logos, including all goodwill associated therewith, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”); (c) copyrightable works (including Software), copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof; (d) trade secrets and confidential Know- How; (e) websites and domain name registrations; and (f) intellectual property rights arising from or in respect of the Know-How.

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“Judgment” means any judgment, injunction, order, writ or decree of any Governmental Entity.

“Know-How” means processes, methods, designs, formulae, technical information, trade secrets, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees, research data concerning historic and current research and development efforts, including design of experiments and results of successful and unsuccessful designs and experiments, records, books or other indications of the foregoing.

“Knowledge” means (a) with respect to Sellers, the knowledge of any Person listed in Section 1.1(c) of the Seller Disclosure Schedules after due inquiry of those employees who are not assigned to a specific Distribution Center and who have specialized knowledge of the subject matter of the applicable representation and warranty (if any) and (b) with respect to Purchaser, the knowledge of any Person listed in Section 1.1(a) of the Purchaser Disclosure Schedules after due inquiry of those employees who have specialized knowledge of the subject matter of the applicable representation and warranty.

“Law” means any national, state, local, supranational or foreign law, statute, code, common law, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Leases” means all leases, subleases, licenses or other occupancy agreements for the use of any real property Related to the Business, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, statutory lien, pledge, security interest, charge, easement, lease, sublease, covenant, right-of-way, claim, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

“Material Leases” means (a) all Leases involving annual payments in excess of $1,000,000 and (b) such other Leases set forth in Section 1.1(d) of the Seller Disclosure Schedules (the “Schedule 1.1(d) Leases”).

“Multi-Unit Local Contract Customer” means a counterparty to a Multi-Unit Local Customer Contract.

“Multi-Unit Local Customer Contract” means a Contract with any Person that is a contract customer of the Business as of the Closing Date that (a) as of the Closing Date, has five (5) or more locations that are locally managed and serviced by the Business; and (b) represented at least $650,000 in Business revenue during fiscal year 2014.

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“Multi-Unit Restriction Period” means for each Multi-Unit Local Contract Customer, the earlier of (a) one (1) year following the Closing Date and (b) the current term of such Multi-Unit Local Contract Customer’s Multi-Unit Local Customer Contract (including giving effect to any early terminations thereof, which do not result from a breach of Section 5.15, and without giving effect to any amendments, extensions or renewals thereof after the Closing Date).

“National Contract Customer” means a counterparty to a National Customer Contract.

“National Customer Contract” means those Contracts set forth in Section 1.1(e) of the Seller Disclosure Schedules.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity.

“Permitted Encumbrances” means the Permitted Liens and the list of title exceptions contained in the applicable Pro Forma Policy for the relevant Owned Real Property, as well as any new matters affecting the Owned Real Properties from and after the date of issuance of the applicable Pro Forma Policy that are not Permitted Liens that Purchaser approves pursuant to clause (b) in the definition of Required Removal Exceptions.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens or Liens of landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s Liens or other like Liens, in each case arising in the ordinary course of business with respect to amounts not yet overdue; (c) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security with respect to amounts not yet overdue; (e) as to any Lease, any Lien affecting solely the interest of the landlord thereunder; (f) any other Liens that do not, individually or in the aggregate, materially impair the value or use of the property subject to any such Liens; and (g) Existing Debt Facility Liens (to the extent such Liens will be released or terminated on or prior to the Closing Date).

“Permitted Specified GPO Member” means any Specified GPO Member that has purchased any products from Sysco or any of its Affiliates (excluding Parent Seller and its Subsidiaries) at any time during the twelve (12)-month period immediately preceding the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Measurement Time” means the close of business on the Saturday immediately following the Closing Date.

“Post-Closing Period” means any taxable period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

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“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any judicial, administrative or arbitral actions, claims, litigation, suits, investigations or proceedings by or before any Governmental Entity.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules, dated as of the date of this Agreement, provided by Purchaser to Sellers.

“Related to the Business” or “Relating to the Business” means used or held for use primarily in, or relating primarily to, the business, operations or conduct of the Business as of the Closing Date.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remove” means, with respect to any exception to title, that Sellers cause the Title Company to remove or affirmatively insure over the same, without any additional cost to Purchaser, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Sellers or otherwise.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.

“Required Removal Exceptions” means, collectively, (a) any exceptions to title which are liens or judgments evidencing monetary encumbrances (other than liens for non-delinquent real estate taxes) that encumber any of the Owned Real Properties through no fault of the Purchaser and (b) any exceptions to title which are liens, encumbrances or other title matters which Sellers, their agents or Affiliates have knowingly and intentionally suffered or allowed to be placed on an Owned Real Property at any time from and after the date of this Agreement through the Closing without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

“Restriction Period” means for each National Contract Customer, the longer of (a) one (1) year following the Closing Date and (b) the current term of such National Contract Customer’s National Customer Contract as of the Closing Date (unless earlier terminated, and without giving effect to any amendments, extensions or renewals thereof after the Closing Date).

“Retained Environmental Liabilities” means any and all Liabilities of each Seller, its Affiliates or any other Person for whose conduct each Seller is or may be held responsible, to the extent relating to or resulting from or arising out of the ownership, operation, conduct or actions of the Business or the Purchased Assets (including the Owned Real Property or the Leased Real

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Property), prior to the Closing, in connection with the environment, natural resources and Hazardous Materials, whether or not claims related to such Liabilities or harm related to such ownership, operation, conduct or action are made, come to light or are manifested prior to, on or after the Closing, including, without limitation, the following: (a) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (b) the presence of Hazardous Materials or introduction of Hazardous Materials to the environment at, in, on, under or migrating from any of the Purchased Assets, the Owned Real Property or the Leased Real Property or any property or assets that were formerly owned, leased or operated in connection with the Business, including liabilities relating to, resulting from or arising out of the investigation, remediation or monitoring of such Hazardous Materials; (c) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Materials (including asbestos-containing materials) at, in, on, under or migrating to or from any of the Purchased Assets or the Owned Real Property, the Leased Real Property or any property or assets that were formerly owned, leased or operated in connection with the Business; (d) the transport, disposal, recycling, reclamation, treatment or storage of Hazardous Materials generated by the Business or in connection with the ownership or operation of the Purchased Assets, Owned Real Property, the Leased Real Property or any property or assets that were formerly owned, leased or operated in connection with the Business, at or to any location; and (e) any agreement or operation of law pursuant to which each Seller or any of its Affiliates becomes liable for any of the foregoing, including as a successor in interest, in each case other than Assumed Environmental Liabilities.

“Scheduled Business Employee” means each TSA Employee who, prior to the Closing Date, has been offered and accepted employment with Purchaser as of the Employee Transfer Date, and is listed on Annex A to the Seller Disclosure Schedules, as such Annex is updated between the date of this Agreement and the Closing Date.

“Seller Benefit Plan” means each compensation or benefits plan, program or arrangement (including those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, severance arrangements, vacation policies and health and welfare plans), whether written or unwritten, sponsored, maintained or contributed to or by Parent Seller or its ERISA Affiliates, for the benefit of any Business Employees (and any employees of the Business who, but for their termination of employment, would have been Business Employees).

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules, dated as of the date of this Agreement, provided by Sellers to Purchaser.

“Software” means computer software, including all programs, applications, middleware and operating systems (whether in object code or source code form) and documentation related thereto.

“Specified Employee” means an employee of a division of Parent Seller with the position of Vice President or higher or who is a sales associate.

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“Specified GPO” means the Persons set forth in Section 5.15(a) of the Seller Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Target Working Capital” means the dollar amount set forth in Section 1.1(f) of the Seller Disclosure Schedules.

“Tax” means any tax of any kind, including any federal, provincial, state, local, municipal or foreign net or gross income, franchise, estimated, sales, use, ad valorem, receipts, value-added, goods and services, profits or excess profits, license, withholding, payroll, employment, unemployment, gross receipts, premium, real or personal property, customs, net worth, capital gains, transfer, excise, stamp, documentary, social security (or similar), value added, severance, environmental, alternative or add-on minimum, occupation, and any other duty, impost, assessment, or other similar governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto. For purposes of determining the amount of any Tax Benefit, an Indemnified Party shall be deemed to realize a Tax Benefit with respect to a tax year if, and only to the extent that, such Indemnified Party’s cumulative liability for Taxes through the end of such tax year, calculated by excluding any Tax items attributable to a Covered Loss, exceeds such Indemnified Party’s actual, cumulative liability for Taxes through the end of such tax year taking into account any Tax items attributable to such Covered Loss to the extent permitted by applicable Law and treating the Tax items attributable to such Covered Loss as the last items claimed for any taxable year.

“Tax Proceeding” means any inquiry, assessment, audit, examination, contest, action, suit, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, form, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes (including any attached schedules), including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Title Company” means Chicago Title Insurance Company.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

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“Transaction Documents” means this Agreement, the Transition Services Agreement, the Employee Lease Agreement, the General Assignment and Bill of Sale, the Assignment of Leases and the Deeds.

“Transactional Customer List” means the list of all customers, including “street customers,” serviced by the sales force of the Business anytime during the twelve (12)-month period ending on the month that immediately precedes the Closing Date and to be provided to Purchaser at the Closing.

“TSA Employee Transition Date” means the date on or after the Employee Transfer Date on which each TSA Employee commences employment with Purchaser.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., as amended.

“Willful Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the actual knowledge of the breaching party, (b) with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, a material covenant, obligation or agreement contained in this Agreement that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of a material covenant, obligation or agreement contained in this Agreement or (c) the failure by any party to consummate the Transaction when required pursuant to the terms of this Agreement after all of the conditions set forth in Article VII have been satisfied or waived (by the party entitled to waive any such applicable conditions).

“Working Capital” means (a) all realizable trade accounts receivable and vendor accounts receivable, inventory, prepaid and other current assets reflected on the Closing Statement; less (b) the sum of the balances of accounts payable, accrued expenses and current liabilities reflected on the Closing Statement, in each case calculated in accordance with GAAP (subject to the exceptions set out further in Section 3.6(b) of the Seller Disclosure Schedules) and the notes and principles set forth in Section 2.9(a)(ii) of the Seller Disclosure Schedules (it being understood that such notes and principles shall be controlling whether or not they are in accordance with GAAP).

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

Agreement	Preamble
Allocation	Section 2.10
Allocation Principles	Section 2.10
Alternative Transaction	Section 5.17
Approvals	Section 2.12(a)
Assignment of Leases	Section 2.8(a)(vi)
Assumed CBCs	Section 5.6(i)

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Term	Section

Assumed Liabilities	Section 2.6
Audited Financial Statements	Section 5.14(b)
Base Purchase Price	Section 2.2
Business Financial Statements	Section 3.6(a)
Business Intellectual Property License	Section 5.9(a)
Business Permits	Section 3.15(b)
Cap	Section 9.2(b)(ii)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Statement	Section 2.9(b)
Closing Statement Methodologies	Section 2.9(a)
Commitment Letter	Section 4.4(a)
Compelled Party	Section 5.1(f)
Confidential Business Information	Section 5.16
Confidential Information	Section 5.1(f)
Confidentiality Agreement	Section 5.3
Covered Employees	Section 5.6(c)
De Minimis Amount	Section 9.2(b)(i)
Deductible	Section 9.2(b)(i)
Deeds	Section 2.8(b)(iv)
Definitive Agreements	Section 5.13(a)(ii)
Designated Lease Arrangements	Section 5.22
Designated Leases	Section 5.22
Disclosing Party	Section 5.1(f)
Dispute Notice	Section 2.9(d)
Dispute Resolution Period	Section 2.9(d)
Distribution Centers	Recitals
Employee Lease Agreement	Recitals
Employee Transfer Date	Section 5.6(a)
Estimated Adjustment Amount	Section 2.9(b)
Excluded Assets	Section 2.5
Existing Stock	Section 5.8(b)
Extended Outside Date	Section 8.1(d)
Fee Letter	Section 4.4(a)
Financing	Section 4.4(a)
FTC	Recitals
General Assignment and Bill of Sale	Section 2.8(a)(iv)
Guarantees	Section 5.7
Guarantor	Section 10.1(a)
HSR Act	Section 3.3
Improvements	Section 3.11(d)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Independent Accounting Firm	Section 2.9(d)
Inventory	Section 2.4(g)

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Term	Section

Leased Real Property	Section 3.12
Limited Guaranty	Section 10.1(a)
Material Contracts	Section 3.14(a)
Merger Agreement	Recitals
Mergers	Recitals
Merger Sub One	Recitals
Merger Sub Two	Recitals
Multiemployer Plan	Section 2.7(g)
Names	Section 5.8(a)
Outside Date	Section 8.1(d)
Owned Real Property	Section 3.11(a)
Owner’s Title Policy	Section 2.13
Parent Seller	Preamble
Post-Closing Statement	Section 2.9(c)
Pre-Transfer WC Claims	Section 5.10(c)
Pro Forma Policies	Section 2.13
Provisional Consent Decree	Recitals
Purchase Price	Section 2.2
Purchased Assets	Section 2.4
Purchaser	Preamble
Purchaser 401(k) Plan	Section 5.6(h)
Purchaser Flex Plan	Section 5.6(c)
Purchaser Indemnified Parties	Section 9.2(a)
Purchaser Material Adverse Effect	Section 4.1
Purchaser’s Allocation	Section 2.10
Real Property	Section 3.11(a)
Restricted Persons	Section 5.16
Restrictive Covenants	Section 5.6(l)
Retained Liabilities	Section 2.7
Sample Closing Statement	Section 2.9(a)
Schedule 1.1(d) Leases	Article I
Seller and Sellers	Preamble
Seller 401(k) Plans	Section 5.6(h)
Seller Allocation Notice	Section 2.10
Seller Flex Plan	Section 5.6(c)
Seller Indemnified Parties	Section 9.3(a)
Severance Plan	Section 5.6(d)
Specified Approvals	Section 2.12(b)
Specified GPO Members	Section 5.15(a)
Sysco	Preamble
Termination Fee	Section 8.2(a)
Third-Party Claim	Section 9.4(a)
Transaction	Recitals
Transfer Taxes	Section 6.2
Transferred Account Balances	Section 5.6(c)

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Term	Section

Transferred Business Employee	Section 5.6(a)
Transferred Contracts	Section 2.4(a)
Transition Services Agreement	Recitals
TSA Consents	Section 5.1(d)
TSA Employee	Section 5.6 (o)
Unassigned Contracts	Section 9.10
Unaudited Carve-Out Financial Statements	Section 5.14
USF	Preamble
WC Insurer	Section 5.10(c)
Workers’ Compensation Policies	Section 5.10(c)

ARTICLE II

PURCHASE AND SALE; THE CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Permitted Liens, for good and valuable consideration consisting of the payment by Purchaser of the Purchase Price and the assumption by Purchaser of the Assumed Liabilities.

Section 2.2 Purchase Price. The aggregate purchase price payable upon the consummation of the Transaction shall be an amount equal to (a) Eight Hundred Fifty Million Dollars ($850,000,000) (the “Base Purchase Price”), as adjusted pursuant to Section 2.9, minus (b) the Daily Profit Amount (the “Purchase Price”).

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at 9:00 a.m. New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the Business Day following the closing of the Mergers (as defined in the Merger Agreement), but subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and provided that the Closing shall only take place during a Closing Period; or at such other place, time and date as may be agreed to in writing between Parent Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

With respect to the Closing:

(i) Parent Seller and Sysco together shall have the right to deliver up to three separate notices to Purchaser that the Closing may take place anytime within the 14-day period starting on the second Business Day after the delivery of such notice (each, a “14-Day Notice” and each such period, a “14-Day Closing Period”), provided that if the Closing does not occur during the 14-Day Closing Period set forth in a 14-Day Notice, the applicable 14-Day Notice shall no longer be effective;

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(ii) if Parent Seller and Sysco have delivered three 14-Day Notices pursuant to clause (i) above and the Closing has not occurred after the expiration of the 14-Day Closing Period applicable to the third 14-Day Notice, Parent Seller and Sysco together shall have the right to deliver an unlimited number of additional notices to Purchaser that the Closing may take place on the fourteenth Business Day after the delivery of such notice (each, a “1-Day Notice” and, each such fourteenth Business Day, a “Specified Closing Date”), provided that if the Closing does not occur on the Specified Closing Date set forth in the applicable 1-Day Notice, such 1- Day Notice shall no longer be effective; and

(iii) if any Proceeding is brought by or against Parent Seller, Sysco or Purchaser with respect to the transactions contemplated by this Agreement or the Mergers, and a trial (or appeal from a Judgment) is scheduled in such Proceeding, Parent Seller and Sysco shall have a right to deliver a notice to Purchaser setting forth their reasonable good faith belief as to the earliest date after the start of such trial (or appeal from a Judgment) that a Judgment may be entered in such trial or appeal, as applicable, which Judgment may authorize or enable the consummation of the Mergers or the transactions contemplated by this Agreement (any such notice, a “Pending Judgment Notice” and, together with 14-Day Notices and 1-Day Notices, each a “Closing Notice”), which date shall be at least two Business Days after the delivery of such Pending Judgment Notice, and that the Closing may take place during the period from such earliest date until 5 Business Days after the issuance of a Judgment with respect to such trial or appeal, as applicable (any such period, a “Pending Judgment Period” and, together with 14-Day Closing Periods and Specified Closing Dates, each a “Closing Period”), provided that if the Closing does not occur during the Pending Judgment Period with respect to a Pending Judgment Notice, the applicable Pending Judgment Notice shall no longer be effective.

Parent Seller and Sysco may deliver a Closing Notice only if each of them has a reasonable good faith belief that the Closing will take place in the applicable Closing Period set forth in such Closing Notice, and only one Closing Notice may be delivered and effective at any one time.

Section 2.4 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each such Seller, all of such Seller’s right, title and interest in and to all property and assets Relating to the Business, whether real, personal or mixed, tangible or intangible, whether now existing or hereafter acquired, of every kind and description, wherever situated (other than the Excluded Assets), in each case free and clear of all Liens, other than Permitted Liens, including all of the assets, properties and rights of the types set forth or described below (collectively, the “Purchased Assets”), but excluding the Excluded Assets:

(a) any and all Contracts Relating to the Business (or the rights, benefits, burdens and obligations under any Contract of any Seller (including all National Customer Contracts and Multi-Unit Local Customer Contracts), in each case to the extent Relating to the Business), including only the financing arrangements thereunder or related thereto set forth in Section 2.4(a) of the Seller Disclosure Schedules (the “Transferred Contracts”), including the Contracts listed in Section 2.4(a) of the Seller Disclosure Schedules;

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(b) the Transactional Customer List Relating to the Business;

(c) any and all tangible assets Relating to the Business, including warehouse equipment fixed assets, personal property, computers and other information technology assets and office furniture, including the tangible assets listed in Section 2.4(c) of the Seller Disclosure Schedules;

(d) all of the trucks, trailers, pick-up trucks and other vehicles Relating to the Business, including those set forth in Section 2.4(d) of the Seller Disclosure Schedules;

(e) any and all notes, debentures, trade receivables (whether current or non- current) and other accounts and employee receivables, other than from each Seller and/or any of its Subsidiaries, Relating to the Business;

(f) any and all prepaid expenses, advance payments, prepaid items and security deposits to the extent Relating to the Business or any other Purchased Asset as of the Closing Date;

(g) any materials, goods, supplies and other inventories Relating to the Business, including any materials goods, supplies and other inventories being held by customers of the Business pursuant to consignment arrangements (collectively, the “Inventory”);

(h) the Owned Real Property;

(i) the Leased Real Property;

(j) any and all Intellectual Property, if any, used or held for use exclusively by one or more Distribution Centers;

(k) any and all goodwill, if any, Relating to the Business;

(l) any and all transferable Business Permits Relating to the Business;

(m) any unrecorded rebates, allowances and similar payments or amounts to the extent Relating to the Business and locally billed by the Distribution Centers;

(n) any and all rights to causes of action, lawsuits, Judgments, claims and demands of any nature available to or being pursued by Sellers or any of their Affiliates to the extent Relating to the Business or the ownership, use, function or value of any Purchased Asset, whether arising by way of counterclaim or otherwise;

(o) any and all guarantees, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates with respect to any Purchased Asset;

(p) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing;

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(q) any and all documents, instruments, papers, books, records, books of account, files and data (including customer and supplier lists and repair and performance records), telephone numbers and fax numbers, catalogs, brochures, sales literature, promotional materials, certificates and other documents to the extent Relating to the Business and in the possession of Sellers, other than (i) personnel and employment records, including Form I-9s, for employees and former employees who are not Transferred Business Employees and (ii) for the avoidance of doubt, any books, records or other materials that may be located in a facility of the Business (including the Owned Real Property or Leased Real Property), to the extent not Relating to the Business; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (q), each Seller shall be permitted to keep (A) one (1) copy of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, and (B) such books, records or other materials in the form of the so-called “back-up” electronic tapes in the ordinary course of business, it being understood that such retained books, records and other materials will not be used by any Seller in its existing Distribution Centers not being sold hereunder, other than to the extent expressly contemplated in clauses (A) and (B) of this proviso;

(r) all Restrictive Covenants, to the extent set forth in Section 5.6(l); and

(s) all current assets Relating to the Business as and to the extent reflected as a current asset on the Post-Closing Statement as finally adjusted pursuant to Section 2.9.

A single asset may fall within more than one of clauses (a) through (r) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required. The fact that a Purchased Asset may not be included under one clause of this Section 2.4 does not imply that it is not intended to be included under another clause of this Section 2.4.

Section 2.5 Excluded Assets. Notwithstanding anything to the contrary contained herein, any and all of each Seller’s right, title and interest in any asset not included in Purchased Assets, including all cash derived from the operations of the Business from and including the Closing Date through and including the immediately following Saturday (the “Excluded Assets”), shall be specifically excluded from, and shall not constitute, Purchased Assets. The parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets. For the avoidance of doubt, and without limiting the generality of the foregoing, the parties further acknowledge and agree that the Seller Benefit Plans (other than the Assumed CBCs) and all assets related thereto shall constitute Excluded Assets.

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Section 2.6 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to discharge or perform all Liabilities to the extent Relating to the Business or resulting from, caused by, or arising out of the ownership, occupancy, use, control or condition of the Purchased Assets (other than the Retained Liabilities), but excluding the Retained Liabilities, including all of the Liabilities listed below, in each case arising on or after the Closing Date (collectively, the “Assumed Liabilities”):

(a) any and all Liabilities relating to or arising out of the Transferred Contracts that relate to or arise out of the period beginning on the Closing Date (other than with respect to any Liabilities relating to or arising out of any Seller’s continued obligations under the Transferred Contracts). For the avoidance of doubt, the Assumed Liabilities shall include any and all Liabilities that relate to or arise out of the period beginning on the Closing Date relating to or arising out of the portion of any Transferred Contract for which the benefits and burdens are being provided to Purchaser pursuant to Section 2.12 (except to the extent such Liabilities are Retained Environmental Liabilities) and excluding such Liabilities that were otherwise required to have been paid, performed or discharged prior to the Closing Date;

(b) any and all Liabilities with respect to any return, repair, replacement, warranty or similar Liabilities relating to products and services of the Business that were sold on or after the Closing Date or that were held in the Inventory as of the Closing Date;

(c) any and all Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, Assumed Liabilities or the Business, other than Excluded Taxes;

(d) any and all Liabilities in respect of Transferred Business Employees (i) arising on or after the Closing, (ii) incurred prior to the Closing Date to the extent reflected as Liabilities in the Post-Closing Statement or (iii) assumed by Purchaser pursuant to Section 5.6; provided, however, that, with respect to any TSA Employee who becomes a Transferred Business Employee, for purposes of clause (i), only Liabilities arising after such TSA Employee’s TSA Employee Transition Date shall be Assumed Liabilities;

(e) the Assumed Indebtedness;

(f) any and all Assumed Environmental Liabilities;

(g) any accident or occurrence resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business on or after the Closing;

(h) any violation of any Law or Governmental Order by Purchaser or its Affiliates on or after the Closing;

(i) any other Liabilities specifically and only to the extent set forth in Section 2.6(i) of the Seller Disclosure Schedules; and

(j) all current Liabilities Relating to the Business as and to the extent reflected as a current Liability on the Post-Closing Statement as finally adjusted pursuant to Section 2.9.

A single Liability may fall within more than one of clauses (a) through (j) in this Section 2.6; such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any

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duplication of such Liability is required. The fact that a Liability may not be included under one clause of this Section 2.6 does not imply that it is not intended to be included under another clause of this Section 2.6.

Section 2.7 Retained Liabilities. Notwithstanding the provisions of Section 2.6, each Seller shall retain, and Purchaser shall not assume, any and all of the following Liabilities of each Seller Relating to the Business or relating to the Purchased Assets (other than the Assumed Liabilities) and any and all other Liabilities of each Seller (other than the Assumed Liabilities) (collectively, the “Retained Liabilities”):

(a) any and all Liabilities arising out of or related to the Excluded Assets;

(b) any and all Liabilities of each Seller arising under this Agreement (including the negotiation, preparation, execution and delivery of this Agreement) or from the consummation of the transactions contemplated hereby;

(c) any and all Liabilities relating to or arising out of the Transferred Contracts that relate to or arise out of the period prior to the Closing Date and any and all Liabilities for each Seller’s failure to so perform or satisfy such Liabilities, including any breach of such Transferred Contract with respect to an event or period prior to the Closing Date and any and all Liabilities relating to or arising out of any Seller’s continued obligations under the Transferred Contracts with respect to an event or period after the Closing Date (for the avoidance of doubt, not including the Liabilities relating to or arising out of the portion of any Transferred Contract that relate to or arise out of the period beginning on the Closing Date for which the benefits and burdens are being provided to Purchaser pursuant to Section 2.12 (except to the extent such Liabilities are Retained Environmental Liabilities));

(d) all Liabilities associated with, arising out of or relating to the ownership, occupancy, use, control or condition of the Purchased Assets or the operation or conduct of the Business on or prior to the Closing Date;

(e) except as set forth in Section 2.6(i) or Section 5.6 and subject to Purchaser’s compliance with its obligations under Section 5.6, all Liabilities arising on or prior to the Closing relating to or arising under any Seller Benefit Plan maintained, sponsored or contributed or required to be contributed to by Parent Seller or any of its Subsidiaries or ERISA Affiliates, including, but not limited to, any bonus, vacation pay, severance pay and change-in- control payments due as a result of the Transaction or the transfer of any Business Employee or TSA Employee to Purchaser;

(f) any and all Liabilities pertaining to Business Employees and TSA Employees who do not become Transferred Business Employees;

(g) except as set forth in Section 5.6, any and all Liabilities of Parent Seller and its Affiliates with respect to each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or its related trust (a “Multiemployer Plan”) to which Parent Seller or its applicable Affiliate is required to contribute;

(h) any and all Liabilities for Excluded Taxes;

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(i) any and all Retained Environmental Liabilities;

(j) any and all Liabilities relating to or in respect of Indebtedness of any Seller other than the Assumed Indebtedness;

(k) any and all Liabilities in respect of any pending or threatened Proceeding, or any claim associated with, arising out of, relating to the ownership, occupancy, use, control or condition of the Purchased Assets or the operation or conduct of the Business on or prior to the Closing Date; and

(l) any and all Liabilities set forth in Section 2.7(l) of the Seller Disclosure Schedules.

The parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will be required to assume and retain any of the Retained Liabilities and each Seller shall be solely responsible therefor.

Section 2.8 Closing Deliveries. (a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the following:

(i) payment by wire transfer(s) to one or more bank accounts designated in writing by Parent Seller (such designation to be made by Parent Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available dollars equal to the Closing Purchase Price;

(ii) the certificate to be delivered pursuant to Section 7.3(c);

(iii) a counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit A, duly executed by Purchaser;

(iv) a counterpart of the General Assignments and Assumptions and Bills of Sale for the Purchased Assets and the Assumed Liabilities, by and between the applicable Seller and Purchaser, substantially in the form attached hereto as Exhibit C (the “General Assignment and Bill of Sale”), duly executed by Purchaser; and

(v) a counterpart of the Employee Lease Agreement, substantially in the form attached hereto as Exhibit B; and

(vi) with respect to the assignment of the Material Leases, a counterpart of the Assignment of Leases, by and between the applicable Seller and Purchaser, substantially in the form attached hereto as Exhibit D (the “Assignment of Leases”).

(b) At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

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(ii) a counterpart of the Transition Services Agreement duly executed by Parent Seller, USF and Sysco;

(iii) a counterpart of the General Assignment and Bill of Sale, duly executed by the applicable Seller, to the extent applicable;

(iv) all documents necessary to convey to Purchaser the Owned Real Property, including, without limitation, limited warranty deeds and all forms required to be filed in connection with the imposition and/or payment of any and all applicable federal, state, county, municipal and other transfer taxes with respect to the transactions set forth herein, in each case, substantially in the forms attached hereto as Exhibit K, executed and acknowledged by the applicable Seller (the “Deeds”);

(v) counterparts of the Assignments of Leases, duly executed by the applicable Seller;

(vi) a duly executed certificate of non-foreign status from each Seller, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(vii) a counterpart of the Employee Lease Agreement duly executed by Parent Seller, USF and Sysco;

(viii) duly executed consents by the landlord under the Schedule 1.1(d) Leases;

(ix) the list of Permitted Specified GPO Members; (x) the Transactional Customer List; and

(xi) an Owner’s Affidavit for each Owned Real Property, substantially in the form attached hereto as Exhibit H, duly executed by the applicable Seller, together with such other deliveries by Seller and its Affiliates as described on Exhibit J or otherwise agreed by Sellers that are reasonably required by the Title Company to issue the Owner’s Title Policy.

Section 2.9 Working Capital; Purchase Price Adjustment. (a) Section 2.9(a)(i) of the Seller Disclosure Schedules sets forth, for illustrative purposes only, a calculation of the net working capital of the Business as of the most recent Business Financial Statement (the “Sample Closing Statement”), prepared and calculated in accordance with the methodologies, procedures, assumptions and estimates described in Section 2.9(a)(ii) of the Seller Disclosure Schedules (the “Closing Statement Methodologies”).

(b) At least five (5) Business Days prior to the Closing Date, Parent Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth a good faith estimate of the Adjustment Amount as of the Post-Closing Measurement Time (such estimate, the “Estimated Adjustment Amount”) and the calculation of

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such Estimated Adjustment Amount, including an estimate of the Closing Working Capital (estimated as of the Post-Closing Measurement Time), together with a certification of a senior officer of Parent Seller that (i) the Closing Statement was (A) estimated in good faith and based upon the books and records of Sellers and (B) prepared and calculated in accordance with the requirements of this Agreement. The Closing Statement shall be in the form of the Sample Closing Statement and prepared and calculated in accordance with the Closing Statement Methodologies; provided, however, that assets newly acquired and liabilities newly incurred following the date of the Sample Closing Statement that cannot be appropriately placed in line items in the Sample Closing Statement, but that constitute Purchased Assets or Assumed Liabilities, will be included in the Closing Statement in accordance with the Closing Statement Methodologies. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.9, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Sample Closing Statement or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are materially inconsistent with the ordinary course and past practice of the Business (or of Sellers or any of their Affiliates with respect to the Business) prior to the Closing or that would materially impede or delay the final determination of the Post- Closing Statement. Parent Seller and Purchaser acknowledge that (i) the purpose of the determination of the Working Capital portion of the Closing Statement is to adjust the Purchase Price so as to reflect the change in net Working Capital resulting only from the operation of the Business and (ii) such change can be measured properly only if the calculation is done using the same Closing Statement Methodologies. If Purchaser notifies Parent Seller of an objection to the Closing Statement prior to the Closing, Parent Seller and Purchaser shall negotiate in good faith and make such changes to the Closing Statement as are mutually agreed upon to resolve the dispute. If Parent Seller and Purchaser are unable to agree on the Closing Statement following such good faith negotiations, the Closing Statement delivered by Parent Seller shall be used for purposes of calculating the Estimated Adjustment Amount.

(c) Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Parent Seller a working capital statement (the “Post-Closing Statement”), setting forth the actual Adjustment Amount, calculated as of the Post-Closing Measurement Time, and the calculation of the Adjustment Amount, including the Closing Working Capital and the Post-Closing Adjustment Amount (in each case, calculated as of the Post-Closing Measurement Time), together with a certification of a senior officer of Purchaser that the Post-Closing Statement was prepared and calculated in accordance with the requirements of this Agreement. Purchaser shall have reasonable access, during normal business hours and in a manner that shall not materially interfere with the performance of their regular duties, to appropriate personnel of Sellers to assist Purchaser in the preparation of the Post-Closing Statement. The Post-Closing Statement shall be in the form of the Sample Closing Statement and prepared and calculated in accordance with the Closing Statement Methodologies; provided, however, that assets newly acquired and liabilities newly incurred following the date of the Sample Closing Statement that cannot be appropriately placed in line items in the Sample Closing Statement, but that constitute Purchased Assets or Assumed Liabilities, will be included in the Closing Statement in accordance with GAAP.

(d) Within thirty (30) days following receipt by Parent Seller of the Post- Closing Statement, Parent Seller shall deliver written notice to Purchaser of any dispute Parent

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Seller has with respect to the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Parent Seller does not deliver any Dispute Notice to Purchaser within such thirty (30)-day period, the Post-Closing Statement will be final, conclusive and binding on the parties. The Dispute Notice shall set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Parent Seller’s determination of the Adjustment Amount, including the Closing Working Capital; provided, however, that any dispute set forth in the Dispute Notice shall be limited to the determination of the Adjustment Amount and Parent Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are inconsistent with the Closing Statement Methodologies. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Parent Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Parent Seller, such good faith effort notwithstanding, fail to resolve any such dispute within thirty (30) Business Days following receipt by Purchaser of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Parent Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, KPMG LLP or, if KPMG LLP is unavailable or conflicted, another nationally recognized major accounting firm selected jointly by Parent Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute. If Parent Seller and Purchaser are unable to agree on the Independent Accounting Firm or if KPMG LLP is unavailable or conflicted, then each of Parent Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third nationally recognized major accounting firm to serve as the Independent Accounting Firm. If Parent Seller and Purchaser do not timely appoint an Independent Accounting Firm in accordance with this Section 2.9(d), either Parent Seller or Purchaser may petition any court of competent jurisdiction to appoint the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Parent Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Purchaser and Parent Seller shall cause the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence, and in any event not more than thirty (30) days following such presentations, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Parent Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Parent Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any determination of the Adjustment Amount was properly calculated in accordance with the Closing Statement Methodologies, and the Independent Accounting Firm is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be payable by Purchaser, on the one hand, and Parent Seller, on the other hand, in the same proportion that the aggregate amount of disputed items submitted to the Independent Accounting Firm and unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the parties hereto.

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(e) For purposes of complying with the terms set forth in this Section 2.9, Parent Seller and Purchaser shall cooperate with and make available to one another and their respective Representatives all information, records, data and working papers, in each case, to the extent related to the Purchased Assets, Assumed Liabilities or the Business, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) (i) If the Closing Purchase Price, solely for this purpose calculated by applying the Adjustment Amount (as finally determined pursuant to Section 2.9(c) and Section 2.9(d)) in lieu of the Estimated Adjustment Amount, is less than the Closing Purchase Price actually paid pursuant to Section 2.8(a)(i), then the Purchase Price will be adjusted downward by the amount of such shortfall, and Parent Seller shall pay or cause to be paid an amount in cash equal to such shortfall to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Parent Seller. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount is finally determined pursuant to this Section 2.9.

(ii) If the Closing Purchase Price, solely for this purpose calculated by applying the Adjustment Amount (as finally determined pursuant to Section 2.9(c) and Section 2.9(d)) in lieu of the Estimated Adjustment Amount, is greater than the Closing Purchase Price actually paid pursuant to Section 2.8(a)(i), then the Purchase Price will be adjusted upward by the amount of such excess, and Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Parent Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Parent Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount is finally determined pursuant to this Section 2.9.

Section 2.10 Purchase Price Allocation. Sellers and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Principles”) and the procedures set forth in this Section 2.10. No later than ninety (90) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Purchaser shall deliver to Parent Seller a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with the Allocation Principles (the “Purchaser’s Allocation”). If Parent Seller disagrees with the Purchaser’s Allocation, Parent Seller may, within thirty (30) days after receipt of the Purchaser’s Allocation, deliver a notice (the “Seller Allocation Notice”) to Purchaser to such effect, specifying those items as to which Parent Seller disagrees and setting forth Parent Seller’s proposed allocation. If the Seller Allocation Notice is duly delivered, Parent Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts to

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determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date. If Parent Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Allocation Principles. The allocation, as prepared by Purchaser if the Seller Allocation Notice has not been given, as adjusted pursuant to any agreement between Parent Seller and Purchaser or as determined by the Independent Accounting Firm (the “Allocation”) shall be conclusive and binding on the parties hereto. None of Parent Seller, Purchaser or any of their respective Affiliates shall take any position inconsistent with the Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

Section 2.11 Proration of Certain Expenses. (a) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by each Seller for any period beginning prior to and ending on or after the Closing Date, including, without limitation, rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal and cost of fuel, shall be prorated so that such Seller shall be responsible for payment of the portion of any such installment applicable to the portion of such period occurring prior to the Closing Date and Purchaser shall be responsible for payment of the portion of any such installment applicable to the portion of such period occurring on or after the Closing Date. Each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m., New York City time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date. For the avoidance of doubt, this Section 2.11 shall not apply with respect to Property Taxes, the proration of which shall be governed by Section 6.3.

(b) All refunds, reimbursements, installments of license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period beginning prior to and ending on or after the Closing Date shall be prorated so that each Seller shall be entitled to the portion of any such installment applicable to the portion of such period occurring prior to the Closing Date and Purchaser shall be entitled to the portion of any such installment applicable to the portion of such period occurring on or after the Closing Date. If Purchaser or a Seller, as the case may be, shall receive any such payments after the Closing Date, such party shall promptly remit to such other party its share of such payments.

(c) The prorations pursuant to this Section 2.11 to the extent known and calculable at the time of the Closing shall be calculated as of the Closing Date and the prorations pursuant to this Section 2.11 to extent not known and calculable at the time of the Closing may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes

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due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

Section 2.12 Non-Assignment. (a) This Agreement shall not constitute an agreement to assign or transfer any of the Purchased Assets and Assumed Liabilities if an attempted assignment or transfer thereof or change of control of the Business (i) is prohibited by Law, or (ii) without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or Permit by, any third party or Governmental Entity (collectively, “Approvals”), would (A) constitute a breach thereof, (B) be reasonably likely to subject a Seller, Purchaser, or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, (C) be reasonably likely to make such assignment or transfer or change of control void or voidable or (D) in any way adversely affect the rights thereunder of a Seller, Purchaser, or any of their respective officers, directors, agents or Affiliates, and such Approval is not obtained at or before the Closing.

(b) If the Closing occurs and either of the circumstances described in clauses (i) or (ii) of Section 2.12(a) exists, then each Seller will use its reasonable best efforts to (i) with respect to the Approvals set forth in Section 2.12(b) of the Seller Disclosure Schedules (“Specified Approvals”) only, meet with the parties set forth in Section 2.12(b) of the Seller Disclosure Schedules and attempt to obtain such Specified Approvals (in a form which is reasonably acceptable to Purchaser), (ii) provide Purchaser with all of the benefits and burdens of the applicable Purchased Asset or portion of the applicable Purchased Asset, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to Purchaser, including accepting direction as Purchaser shall reasonably request of Parent Seller and its Affiliates, (iv) keep Purchaser reasonably and fully informed in a timely manner as to all developments regarding the Approvals and Purchased Assets, including by providing Purchaser with copies of all material correspondence, drafts and other material communications regarding same and (v) enforce, at the request of Purchaser, any rights of such Seller arising from any such Purchased Asset. With respect to Purchased Assets that cannot be assigned and with respect to which a Seller cannot obtain Approvals, subject to Section 9.10, Purchaser shall, as agent or subcontractor for such Seller, pay, perform and discharge fully the liabilities and obligations of such Seller effective as of the Closing, to the extent constituting Assumed Liabilities. With respect to Transferred Contracts that can only be partially assigned to Purchaser or for which any Seller is providing the benefits and burdens to Purchaser pursuant to this Section 2.12, Sellers shall not amend or modify such Transferred Contract in any manner that has any effect on Purchaser with respect to the portion of such Transferred Contract that has been or will be assigned to Purchaser without Purchaser’s prior written consent. This Section 2.12(b) shall not apply to the treatment of any Designated Leases, which shall be subject to Section 5.22.

(c) Notwithstanding anything contained in this Section 2.12 to the contrary, none of Sysco, any Seller, Purchaser or any of their respective Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to fulfill its obligation under this Section 2.12 or Section 5.22, other than the reasonable fees of and payments to such Seller’s legal and professional advisors. Each Seller’s obligations under this Section 2.12 shall, with respect to each Transferred Contract, survive for the current term of such Transferred Contract without giving effect to any extensions or renewals thereof by Purchaser after the Closing Date.

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(d) Notwithstanding Section 2.12(b), the parties acknowledge and agree that in connection with obtaining the Approvals Purchaser shall not be required to (i) divest any of its respective businesses or assets, including any part of the Purchased Assets acquired pursuant to the terms and conditions of Agreement, take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Purchaser or its Affiliates or (ii) pay any funds or accept any material modification to the Purchased Asset.

Section 2.13 Title Insurance. Sellers and Purchaser shall cooperate in good faith and use reasonable efforts to cause the Title Company at Closing to issue to Purchaser (or its designee) an American Land Title Association (or State equivalent, as applicable) owner’s title insurance policy (or so-called marked title binder) for each of the Owned Real Properties (each, an “Owner’s Title Policy”) in the form of the applicable Pro Forma Policy of Title Insurance attached as Exhibit I (collectively the “Pro Forma Policies”), which shall provide that fee title to such Owned Real Property is vested in Purchaser (or its designee) subject only to the Permitted Encumbrances. Purchaser shall be entitled to request that the Title Company provide such endorsements (including, without limitation, extended coverage) to each Owner’s Title Policy, as Purchaser may reasonably require; provided that (a) such endorsements shall be at no cost, and shall impose no additional liability on, any of Sellers, (b) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements or extended coverage and (c) the Closing Date shall not be delayed as a result of Purchaser’s request. Sellers shall, at or prior to the Closing, Remove all Required Removal Exceptions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section of the Seller Disclosure Schedules corresponding to this Article III shall be deemed to have been disclosed in any other section of the Seller Disclosure Schedules corresponding to this Article III to which the applicability of such disclosure is reasonably apparent), Sellers hereby represent and warrant to Purchaser, jointly and severally, as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization, Standing and Power. Each Seller is (a) duly organized, validly existing and in good standing under the Laws of the State of Delaware or the State of Nevada, as applicable, and (b) has all necessary organizational power and authority to own, lease and operate its material properties and assets and to carry on the Business as presently conducted except, in this clause (b) only, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2 Authority; Execution and Delivery; Enforceability. Each Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction and the other transactions contemplated hereby.

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The execution and delivery by each Seller of this Agreement, the performance of each Seller’s obligations hereunder and the consummation by each Seller of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of each Seller. Each Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes each Seller’s valid and binding obligation, enforceable against Sellers in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 3.3 No Conflicts; Consents. The execution and delivery by each Seller of this Agreement does not, and performance by each Seller of its respective obligations hereunder and the consummation of the Transaction and the other transactions contemplated hereby and compliance by each Seller with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under any provision of (a) the certificate of incorporation or bylaws of such Seller or (b) any Judgment or Law applicable to the Business, except, in the case of this clause (b), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as set forth in Section 3.3 of the Seller Disclosure Schedules, no Approval of any Governmental Entity is required to be obtained or made by or with respect to each Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) those Approvals that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or (ii) an Approval from the FTC or the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Section 3.4 Title to Purchased Assets. Except for the Permitted Liens, each Seller has good, valid and marketable title to, or a valid and subsisting leasehold interest in, all of the Purchased Assets free and clear of any and all Liens. At the Closing, each Seller will transfer to Purchaser good, valid and marketable title to all of the Purchased Assets free and clear of any and all Liens, except for the Permitted Liens. All material assets and rights used by each Seller in the Business are held solely by such Seller, and all material agreements, obligations, expenses and transactions Related to the Business have been entered into, incurred and conducted only by Sellers, and no Affiliates of Sellers, own or have any rights in or to any of the Purchased Assets or other properties or rights Related to the Business.

Section 3.5 Proceedings. Except as set forth in Section 3.5 of the Seller Disclosure Schedules and for the FTC’s investigation of the Mergers, there are no Proceedings pending, filed or, to the Knowledge of each Seller, threatened in writing, against such Seller with respect to the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as set forth in Section 3.5 of the Seller Disclosure Schedules, the Business is not subject to or in default under any outstanding Judgments, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

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Section 3.6 Financial Statements. (a) Section 3.6(a) of the Seller Disclosure Schedules sets forth the true and complete copies of (i) the unaudited select balance sheet detail for each of the Distribution Centers reflecting assets and liabilities to be transferred pursuant to this Agreement and related income statements, in each case, as of and for the year ended December 31, 2014, December 31, 2013 and December 31, 2012 and (ii) the unaudited select balance sheet detail and related income statements for each of the Distribution Centers for each month ended prior to the date hereof in 2014 (clauses (i) and (ii) collectively, the “Business Financial Statements”). The Business Financial Statements (i) have been prepared in good faith from the books and records of Sellers, (ii) have been prepared in accordance with GAAP and consistently applied across all Distribution Centers (except as set forth in Section 3.6(b) of the Seller Disclosure Schedules) and (iii) fairly present in all material respects, the assets and liabilities of the Distribution Centers to be transferred pursuant to this Agreement, and results of operations of the Business as of the respective dates thereof and for the respective time periods covered, in each case, in accordance with GAAP (except as set forth in Section 3.6(b) of the Seller Disclosure Schedules) consistently applied during the period covered thereby.

(b) The system of internal controls over financial reporting with respect to the Business is sufficient in all material respects to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of the Business Financial Statements in accordance with GAAP, except as disclosed in Section 3.6(b) of the Seller Disclosure Schedules, and to maintain accountability for the assets of the Business, (ii) that receipts and expenditures are executed only in accordance with management’s authorization, (iii) that the books and records of the Business accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Business and (iv) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Purchased Assets that could materially affect the Business Financial Statements or the Business. To the Knowledge of Sellers, there are no material weaknesses in the design or operation of internal controls over financial reporting with respect to the Business.

Section 3.7 Absence of Undisclosed Liabilities. The Business does not have any Liabilities other than Liabilities that: (a) are reflected or reserved against in the Business Financial Statements, (b) were incurred since the most recent Business Financial Statement in the ordinary course of business, (c) are Retained Liabilities, (d) are Liabilities for Taxes or (e) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.8 Absence of Changes or Events. Except for the matters expressly contemplated by this Agreement, from and after the date of the most recent Business Financial Statement, (a) the Business has been operated in the ordinary course of business and (b) there has not been any commitment made or action taken, or authorized or agreed to be taken, in respect of the Business that, if made, taken or authorized or agreed to be taken, between the date hereof and the Closing Date, would constitute a breach of Section 5.2 if Purchaser’s consent were not obtained. Since September 1, 2014, (i) no assets Related to the Business, including any vehicles, have been transferred to another business of Sellers or their Affiliates that is not included within

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the Business other than in the ordinary course of business consistent with past practice and (ii) no employee of any Seller or of its Affiliates whose services were or are used primarily for the operation or conduct of the Business has been transferred to another business of Sellers or their Affiliates that is not included within the Business, other than in the ordinary course of business consistent with past practice. From and after the date of the most recent Business Financial Statement, there has not been nor has there occurred any circumstance, condition, development, event, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.9 Sufficiency of Assets. As of the Closing, the Purchased Assets, (a) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property to be provided, acquired, leased or licensed under the Transaction Documents and (b) assuming all Approvals and Business Permits have been obtained or transferred (or the benefits or burdens thereunder have been provided to Purchaser), constitute all of the assets Relating to the Business that are used or held for use by each Seller in the Business and constitute all material assets that are necessary for the conduct of the Business in all material respects as it is currently conducted (which Purchaser expressly acknowledges is not, and has not been conducted, as a standalone business but as part of Parent Seller’s standalone business).

Section 3.10 Inventory. Subject to the reserve for damaged or obsolete inventory set forth on the Closing Statement (i) the Inventory does not include any material items that are slow moving (having regard to the rate at which such items have moved historically in the ordinary course of business) or below standard quality, (ii) the Inventory is of a quality and quantity salable in Parent Seller’s ordinary course of business in all material respects, the value of which has not been written down on its books of account to net realizable market value, and (iii) the Inventory levels have been obtained and maintained at such amounts as are required for the operation of the Business as previously conducted and as currently conducted in the ordinary course of business, in all material respects, and such Inventory levels are adequate for the Business as operated by Sellers in the ordinary course. Subject to the reserve for damaged or obsolete inventory set forth on the Closing Statement, all Inventory is of such quality as to meet the quality control standards of Parent Seller.

Section 3.11 Real Property. (a) Section 3.11(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of all of the real property owned by each Seller or its respective Subsidiaries and Relating to the Business (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”).

(b) Each Seller has fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Encumbrances.

(c) To the Knowledge of each Seller, as of the date hereof, such Seller has not received within the one (1)-year period prior to the date of this Agreement written notice of any default under any restrictive covenant affecting the Owned Real Property that remains fully uncured, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenants, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

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(d) As of the date hereof, (i) all buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear, in all material respects and sufficient for the operation of the Business as currently used, and, (ii) to the Knowledge of each Seller, there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear or the effects of the passage of time. Except as set forth in Section 3.11(d) of the Seller Disclosure Schedules, there are no current construction or alteration projects with respect to any of the Improvements as of the date hereof.

(e) There are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(f) No Seller is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). No Seller nor any of its respective Subsidiaries is a party to any agreement or option to purchase any Real Property or any portion thereof or interest therein.

(g) There are no expropriation or condemnation Proceedings pending against the Real Property and there are no expropriation or condemnation Proceedings threatened in writing against the Real Property.

(h) To the Knowledge of each Seller, except as would not reasonably be expected to have, individual or in the aggregate, a Business Material Adverse Effect, (i) the present use of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws and with all registered deeds, restrictions of record or other agreements affecting such Real Property, and such Seller has no Knowledge of any proposed change therein that would so affect any of the Real Property or its use and such Seller has no Knowledge of any violation thereof, (ii) there exists no conflict or dispute with any Governmental Entity, regulatory authority or other Person relating to any Real Property or the activities thereon, and (iii) all requisite certificates of occupancy and other Permits or approvals required with respect to the buildings, structures and improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(i) No damage or destruction has occurred with respect to any of the Real Property that would have a Business Material Adverse Effect, whether or not covered by an enforceable insurance policy.

(j) There are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes. All premiums due on such insurance policies have been paid by Sellers. No Seller has received and no Seller has knowledge of any written notice or request from any insurance company requesting the performance of any material work or alteration with respect to the Real Property or any portion thereof. No Seller has received written notice from any insurance company concerning, and no Seller is aware of, any defects or inadequacies in the Real Property, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

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(k) The Business constitutes substantially all of the assets or business of Parent Seller and its Subsidiaries in the greater Kansas City/Topeka market as of the date hereof and as of the Closing Date.

(l) This Section 3.11 does not relate to matters with respect to Environmental Laws, such items being exclusively governed by Section 3.16.

Section 3.12 Leased Real Property. Section 3.12(a) of the Seller Disclosure Schedules contains a true, correct and complete list of all of the material real property leased, subleased or occupied by each Seller or its Subsidiaries and Relating to the Business (“Leased Real Property”). True, correct and complete copies of the Material Leases, including all amendments thereto, have been made available to Purchaser prior to the date hereof. To each Seller’s Knowledge, each Material Lease is in full force and effect. Each Material Lease is free and clear of any subtenancies or other occupancy rights or any Liens other than Permitted Liens. To each Seller’s Knowledge, (i) no Seller is in material default under any Material Lease and (ii) no other party to any Material Lease is in material breach or material default thereunder and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Material Lease. No Seller is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property. To each Seller’s Knowledge, all security deposits required under the Material Leases have been paid to and are being held by the applicable landlord under the Material Leases in compliance with the applicable Material Lease and applicable Law. To each Seller’s Knowledge, no material construction, alteration, decoration or other work due to be performed by any landlord pursuant to any Material Lease remains to be performed thereunder and all construction allowances or other sums to be paid to any Seller and all amounts owed to outside contractors or other third parties for work performed by or at the request of any Seller at any of the Leased Real Properties have been paid in full, to the extent currently due and payable. No Seller has vacated or abandoned any of the Leased Real Properties, or given notice of its intent to do same. Except as set forth in Section 3.12(c) of Seller Disclosure Schedules, no consent by the landlord under the Material Leases is required in connection with the consummation of the Transaction. Except as set forth in Section 3.12(d) of Seller Disclosure Schedules, no Seller has any right or option to purchase or otherwise acquire any of the Leased Real Properties or any portion thereof, and no Seller has given any notices to any landlord indicating that such Seller either will or will not be exercising any extension or renewal options (except with respect to those extension or renewal periods currently in effect), or any right or option to purchase any of the Leased Real Properties or any portion thereof.

Section 3.13 Intellectual Property. To the Knowledge of each Seller, a Seller or one of their Affiliates own or have a valid license to use all material Intellectual Property used or held for use in connection with the Business. The conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and since January 1, 2012 neither Parent Seller nor any of its Affiliates has received any written

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claim or demand that has not been fully resolved, nor have any Proceedings been instituted against Parent Seller or any Affiliates, alleging any such infringement, misappropriation or other violation. To the Knowledge of Parent Seller, no third party is infringing, misappropriating or otherwise violating the material Intellectual Property included in the Purchased Assets in any material respect.

Section 3.14 Contracts. (a) Section 3.14(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders and invoices) to which a Seller or a Subsidiary of a Seller is a party Relating to the Business (other than any Contract that is an Excluded Asset) (“Material Contracts”):

(i) any customer agreement with the fifteen (15) most significant customers (measured by dollar volume of sales to such customer) of each Distribution Center for the fiscal year ended December 31, 2014;

(ii) any agreement or series of related agreements with each of the ten (10) most significant suppliers for which each Distribution Center purchased materials, supplies, services and other goods (measured by dollar volume of purchases from such suppliers) for the fiscal year ended December 31, 2014;

(iii) any Contract containing any future capital expenditure obligations of the Business in excess of one million dollars ($1,000,000) per Distribution Center;

(iv) other than Contracts for the purchase and sale of products in the ordinary course of business, any Contracts for the purchase and sale of materials, supplies, products or services, each of which involves aggregate payments in excess of five million dollars ($5,000,000);

(v) any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to compete in any business or with any Person or in any geographic area;

(vi) any Lease Relating to the Business with annual payments in excess of one million dollars ($1,000,000);

(vii) any master Lease agreements providing for the leasing of both (A) personal property Relating to the Business and (B) other personal property in excess of one million dollars ($1,000,000);

(viii) any Contract (A) pursuant to which a third party grants any Seller or a Subsidiary of such Seller the right to use any Intellectual Property that is material to the conduct of the Business or (B) pursuant to which any Seller or a Subsidiary of such Seller grants to any third party the right to use any Intellectual Property included in the Purchased Assets, other than licenses granted to customers or suppliers in the ordinary course of business;

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(ix) any Contract, other than Contracts that relate to Retained Liabilities, relating to the borrowing of money or obtaining of or extension of credit in excess of one million dollars ($1,000,000);

(x) any material Contract, other than Contracts that relate to Retained Liabilities, requiring the pay, performance, discharge or guarantee of any debt or obligation of any Person;

(xi) any joint venture, partnership or similar Contract;

(xii) any material sales agency, broker, distributor, dealer, manufacturer’s representative, franchise, promotion or marketing Contract other than such Contracts that are entered into in the ordinary course of business;

(xiii) any Contract with an exclusive supply or requirements obligation binding on any Seller;

(xiv) any Contract for the sale of any material Purchased Asset or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of such Purchased Assets; and

(xv) any other Contract entered into outside the ordinary course of business that is material to the Business.

(b) (i) Each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) no Seller (or its applicable Subsidiary) or, to the Knowledge of each Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a breach or default (whether by lapse of time or notice or both), except in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c) Section 3.14(c) of the Seller Disclosure Schedule sets forth the gallons of diesel fuel allocated to be delivered to the Distribution Centers of the Business by month throughout 2015 pursuant to the Contract listed thereon.

Section 3.15 Compliance with Applicable Laws; Permits. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) no Seller is in violation of any Law applicable to the conduct of the Business, (ii) at all times since January 1, 2012, each Seller has been in compliance with all Laws applicable to the conduct of the Business and (iii) since January 1, 2012, no Seller has received written notice of or been charged with violation in any material respect of any Laws applicable to the Business.

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(b) Section 3.15(b) of the Seller Disclosure Schedules sets forth a true, correct and complete list of all material permits necessary for the conduct of the Business as presently conducted (the “Business Permits”). Each Seller and the Business is in material compliance with the terms of all Business Permits. From and after the Closing, each Seller and its respective Affiliates shall not initiate or prosecute, directly or indirectly, any Proceedings challenging the Business Permits to the extent relating to the operation of the Business. There is no Proceeding pending or, to the Knowledge of each Seller, threatened in writing that would result in the termination, revocation, suspension or restriction of any Business Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business Permit. No written notice from a Governmental Entity has been received by any Seller alleging the failure to hold any Business Permit or the violation of any term thereof.

(c) This Section 3.15 does not relate to matters with respect to Environmental Laws, Taxes or Seller Benefit Plans, such items being exclusively governed by Section 3.16, Section 3.17 and Section 3.18, respectively.

Section 3.16 Environmental Matters. Except for such matters that are disclosed in Section 3.16 of the Seller Disclosure Schedules, and for those matters that would not be reasonably expected to have, individually or in the aggregate, a Business Material Adverse Effect:

(a) each Seller has been and is in compliance with all applicable Environmental Laws with respect to the Business and the Purchased Assets and to the Knowledge of each Seller, there are no facts, circumstances or conditions that could reasonably be expected to prevent or interfere, after the Closing, with compliance with currently applicable Environmental Laws;

(b) each Seller and the Business have obtained and are in compliance with all of the material Environmental Permits required for the construction, modification, operation or ownership of the Business and the Purchased Assets as presently conducted and no appeal or other action is pending to revoke any such Environmental Permit. All material Environmental Permits held by each Seller or any other Person with respect to the Business are listed in Section 3.16(b) of the Seller Disclosure Schedules;

(c) there are no Environmental Claims pending or, to the Knowledge of each Seller, threatened against or Related to the Business or the Purchased Assets, and to the Knowledge of each Seller, there are no facts, circumstances or conditions that could reasonably be expected to result in an Environmental Claim with respect to the Business or the Purchased Assets;

(d) neither any Seller nor any other Person is subject to any Judgments, whether judicial or administrative, pursuant to Environmental Law or with respect to Liability relating to the Release of or exposure to Hazardous Materials, Related to the Business or the Purchased Assets;

(e) there has not been any Release of Hazardous Materials at, on, under or, migrating from or to the Purchased Assets (including the Owned Real Property or the Leased

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Real Property) that could reasonably be expected to result in a Liability pursuant to Environmental Law or that could reasonably be expected to materially interfere with the operation of the Business after the Closing; and

(f) with respect to the Business and the Purchased Assets, Sellers have provided or made available to Purchaser all material assessments, reports, data, results of investigations or audits that are in the possession of or reasonably available to each Seller pertaining to the environmental condition of the Purchased Assets, compliance (or noncompliance) with applicable Environmental Laws, open or pending Environmental Claims, and any Judgments relating to Environmental Laws or Hazardous Materials.

Section 3.17 Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Business Material Adverse Effect: (a) all Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely filed (taking into account applicable extensions) and all such Tax Returns are correct and complete; (b) all Taxes required to be paid in respect of the Purchased Assets, the Assumed Liabilities and the Business have been timely paid; and (c) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens.

Section 3.18 Labor Relations; Employees and Employee Benefit Plans. (a) Parent Seller has made available to Purchaser a true and complete copy of each Seller Benefit Plan. The Multiemployer Plans listed in Section 3.18(a) of the Seller Disclosure Schedules are the only multiemployer plans to which Sellers are required to contribute under an Assumed CBC. With respect to each Seller Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Seller Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred or circumstance exists that can reasonably be expected to result in the disqualification of any such plan or the loss of tax exemption of any such related trust, or that would otherwise jeopardize the tax-qualified status of any such plan or related trust.

(b) Section 3.18(b) of the Seller Disclosure Schedules sets forth, as of the date hereof, the name, hire date, job title, job location, union affiliation and base salary or hourly wage for each Business Employee. Until the final Business Day preceding the Closing Date, Parent Seller shall be permitted to update Section 3.18(b) of the Seller Disclosure Schedules to reflect terminations of employment and new hires, to the extent permitted by the terms of this Agreement, and to reflect those selected as the Scheduled Business Employees.

(c) Except as provided in this Agreement or required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any Business Employee.

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(d) Except as would not reasonably be expected to become a liability of Purchaser or any of its Affiliates, (i) no liability under Title IV or Section 302 of ERISA has been incurred by Parent Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Purchaser or any of its Affiliates of incurring any such liability following the Closing Date, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) there has been no failure of Parent Seller or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Seller Benefit Plan and there has been no failure by any Seller Benefit Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Seller Benefit Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, (iii) all contributions required to be made with respect to any Seller Benefit Plan on or prior to the Closing Date have been timely made, and (iv) neither Parent Seller nor any of its ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(e) Except as would not reasonably be expected to become a liability of Purchaser or any of its Affiliates, each Seller Benefit Plan has been operated and administered with respect to the Business Employees in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. Except as would not reasonably be expected to become a liability of Purchaser or any of its Affiliates, there are no pending, or to the Knowledge of Parent Seller, threatened actions, suits, disputes or claims by or on behalf of any Seller Benefit Plan, by any Business Employee or beneficiary covered under any such Seller Benefit Plan, as applicable, or otherwise involving any such Seller Benefit Plan (other than routine claims for benefits).

(f) Each collective bargaining Contract or other labor Contract applicable to the employment of the Business Employees by Parent Seller and its Affiliates is set forth in Section 3.18(f) of the Seller Disclosure Schedules, and Parent Seller has made available to Purchaser correct and complete copies of each such Contract. Except as set forth in Section 3.18(f) of the Seller Disclosure Schedules, none of the Business Employees is covered or bound by any collective bargaining Contract or other labor Contract with respect to their employment by Parent Seller and its Affiliates, and no Business Employees are represented by any labor union or labor organization with respect to their employment with Parent Seller or its Affiliates. No labor union or other labor organization or group of employees of Parent Seller or its Affiliates has made a pending demand for recognition or certification, and Parent Seller and its Affiliates have no Knowledge of any labor union organizing activities with respect to any Business Employees.

(g) There are no currently pending or, to the Knowledge of Parent Seller, threatened, and during the two (2)-year period immediately prior to the date of this Agreement there have been no, strikes, lockouts, work stoppages, slowdowns, material arbitrations, material grievances, picketing or other material labor disputes involving Business Employees or Relating to the Business. There is no unfair labor practice charge or complaint pending before any Governmental Entity involving Business Employees or Relating to the Business.

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(h) Except as set forth in Section 3.5 of the Seller Disclosure Schedules, with respect to the Business Employees, Parent Seller and its Affiliates are in compliance in all material respects with all Laws applicable to the Business respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(i) Except as set forth in Section 3.5 of the Seller Disclosure Schedules, Parent Seller and its Affiliates have not received (i) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (iii) notice of any Proceeding pending in any forum, in each case, by or on behalf of any Business Employee or former employee of the Business, any applicant for employment with the Business or classes of the foregoing.

(j) To the Knowledge of Parent Seller, no current President or Division President who is a Business Employee has provided Sellers or their Affiliates with written notice that he or she intends to terminate his or her employment.

(k) Except as set forth in Section 3.18(k) of the Seller Disclosure Schedules, to the Knowledge of Parent Seller, (i) no Business Employee is in any material respect in violation of any term of any Restrictive Covenants with a third party and (ii) no former employee of Parent Seller or of its Affiliates whose services were used for the operation or conduct of the Business has materially breached or threatened to breach any Restrictive Covenants with Parent Seller or its Affiliates.

(l) To the Knowledge of Parent Seller, there are no Business Employees who are foreign nationals with work authorization that cannot be transferred to Purchaser.

(m) Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.18 constitute the sole representations and warranties of Sellers relating to Seller Benefit Plans (but not relating to other labor or employee matters).

Section 3.19 Affiliate Arrangements. Except for any Contracts that are neither material in amount in relation to the Business nor necessary for Purchaser to conduct the Business in all material respects as it is conducted as of the date of this Agreement (assuming the execution and delivery by Sellers of the Transition Services Agreement), there are no Contracts between or among Sellers and their respective Subsidiaries or Affiliates with respect to the Business or by which the Purchased Assets are bound.

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Section 3.20 Customers and Suppliers. (a) Section 3.20(a) of the Seller Disclosure Schedules sets forth a list of each of the fifteen (15) largest customers for each Distribution Center (based on revenues of each Distribution Center in the fiscal year ended December 31, 2014). To the Knowledge of Parent Seller, since September 1, 2014, no customer set forth in Section 3.20(a) of the Seller Disclosure Schedules (i) has indicated in writing that it intends to terminate its relationship with Parent Seller or (ii) has indicated in writing that it intends to materially reduce the level of business conducted with Parent Seller, other than (A) ordinary course volume fluctuations as part of the normal product life cycle management and (B) reductions as a result of the expiration or termination of Contracts in accordance with their terms.

(b) Section 3.20(b) of the Seller Disclosure Schedules sets forth a list of each of the fifteen (15) largest suppliers for each Distribution Center (based on dollar amounts purchased therefrom at each Distribution Center in the fiscal year ended December 31, 2014), including any group of Persons that are Affiliates. To the Knowledge of Parent Seller, since September 1, 2014, no supplier set forth in Section 3.20(b) of the Seller Disclosure Schedules (i) has indicated in writing that it intends to terminate its relationship with Parent Seller or (ii) has indicated in writing that it intends to materially reduce the level of business conducted with Parent Seller, other than (A) ordinary course volume fluctuations as part of the normal product life cycle management and (B) reductions as a result of the expiration or termination of Contracts in accordance with their terms.

Section 3.21 Accounts Receivable. Each account receivable that has been billed is and each unbilled account receivable will be when billed (a) valid and existing and represents monies due (or believed in good faith to be due) for goods sold and delivered and services performed in bona fide commercial transactions and (b) a legally binding obligation of the account debtor enforceable in accordance with its terms not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally.

Section 3.22 Insurance. Sellers maintain insurance with reputable insurers for the Business against all risks normally insured against, and in amounts normally carried, by Sellers consistent with past practices in all material respects. All material insurance policies and bonds with respect to the Business are in full force and effect and shall be maintained by Sellers in full force and effect in all material respects through the Closing Date and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies). No notice of cancellation or termination has been received with respect to any material insurance policy with respect to the Business which was not replaced on substantially similar terms prior to the date of such cancellation.

Section 3.23 Certain Payments. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, no Seller nor, to the Knowledge of each Seller, any director, officer, employee or any other individual associated with or acting for or on behalf of such Seller or any Affiliate of such Seller, has directly or indirectly and in violation of Law knowingly made any contribution, gift, rebate, payoff, influence

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payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained.

Section 3.24 Brokers. Other than Goldman Sachs & Co., the fees of which will be paid by Sysco, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller, other than any such fee or commission that will be fully satisfied by Sysco and/or one or more Sellers.

Section 3.25 No Other Representations or Warranties. Purchaser acknowledges that (a) no Seller nor any of its respective Affiliates has made any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business furnished or made available to Purchaser and its Affiliates and Representatives, except as expressly set forth in this Article III, (b) Purchaser has not relied on any representation or warranty from any Seller or its respective Affiliates in determining to enter into this Agreement, except as expressly set forth in this Article III, and (c) no Seller nor its respective Affiliates shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser or its Affiliates or Representatives, or Purchaser’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or its Affiliates or Representatives in any “datarooms,” management presentations or any other form in expectation of or negotiation of this Agreement, the Transaction and other transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Purchased Assets, the Assumed Liabilities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as set forth in this Article III and as otherwise expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in, or qualified by any matter set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section of the Purchaser Disclosure Schedules corresponding to this Article IV shall be deemed to have been disclosed in any other section of the Purchaser Disclosure Schedules corresponding to this Article IV to which the applicability of such disclosure is reasonably apparent), Purchaser hereby represents and warrants to each Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary

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organizational power and authority to carry on its business as presently conducted, except as would not reasonably be expected to impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Transaction and the other transactions contemplated hereby (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance of Purchaser’s obligations hereunder and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Sysco and each Seller, this Agreement constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations hereunder and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, loss of rights, modification of provisions, cancellation or acceleration of any obligation under, or increase in any payments or obligations pursuant to or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of Purchaser or (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than an Approval from the FTC or the expiration or termination of the applicable waiting period under the HSR Act.

Section 4.4 Financing. (a) Purchaser has received and accepted an executed commitment letter dated February 2, 2015 (including the exhibits, annexes and schedules thereto) and attached as Annex I hereto (the “Commitment Letter”) pursuant to which the Financing Parties party thereto (the “Lenders”) have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts and on the terms set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.” Purchaser has delivered to Parent Seller true, complete and correct copies of the executed Commitment Letter and the fee letter referenced in the

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Commitment Letter (the “Fee Letter”) (except that the fee amounts, pricing caps and certain other terms (none of which would adversely affect the amount or availability of the Financing) set forth therein have been redacted). As of the date hereof, there are no agreements, side letters or arrangements, other than the Commitment Letter and the Fee Letter, to which Purchaser or any of its Subsidiaries is a party relating to either of the Commitment Letter or the Financing that could adversely affect the availability of the Financing.

(b) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing or any contingencies that would permit the Lenders to reduce the total amount of the Financing. As of the date hereof and assuming satisfaction of the conditions set forth in Sections 7.1 and 7.2, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Purchaser have Knowledge that any of the Lenders will not or intends not to perform its obligations thereunder.

(c) The Financing, when funded in accordance with the Commitment Letter, shall provide Purchaser with cash proceeds on the Closing Date sufficient, when taken together with available cash on hand, for the satisfaction of all of Purchaser’s obligations under this Agreement and under the Commitment Letter, including the payment of the Closing Purchase Price and any fees and expenses of or payable by Purchaser.

(d) The Commitment Letter is valid, binding and in full force and effect with respect to Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser under the terms and conditions of the Commitment Letter. Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement. The Commitment Letter has not been modified, amended or altered as of the date hereof and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect prior to the date hereof.

(e) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any Affiliate or any other financing be a condition to any of Purchaser’s obligations hereunder.

Section 4.5 Proceedings. As of the date hereof, other than the FTC’s investigation of the Mergers, there are no Proceedings or claims pending, filed or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, other than any such fee or commission that will be fully satisfied by Purchaser.

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Section 4.7 Investigation. Purchaser has such Knowledge and experience in financial and business matters as is reasonably necessary to evaluate, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser confirms that Parent Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of officers and management of Parent Seller and the Business, as well as access to the documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities and the Business and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities and the Business.

Section 4.8 No Other Representations or Warranties. Sellers acknowledge that (a) neither Purchaser nor its Affiliates have made any representation or warranty, expressed or implied, as to Purchaser or the accuracy or completeness of any information regarding Purchaser furnished or made available to Sellers and their respective Affiliates and Representatives, except as expressly set forth in this Article IV, or (b) no Seller has relied on any representation or warranty from Purchaser or its Affiliates in determining to enter into this Agreement, except as expressly set forth in this Article IV.

ARTICLE V

COVENANTS

Section 5.1 Efforts. (a) Subject to Section 5.1(b), each of Sysco, Purchaser and Sellers will cooperate with one another and use its reasonable best efforts to obtain FTC approval of Purchaser as an acceptable purchaser of the Business and to assist in causing the Provisional Consent Decree to issue without adverse modification as soon as practicable. Subject to the other provisions hereof, each party shall use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law, to cause the Closing conditions set forth in Article VII to be satisfied and to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and shall cooperate fully with each other party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder.

(b) Each of Sysco, Purchaser and Sellers will use its reasonable best efforts to consummate the Transaction subject to the Transaction Documents, including by (i) meeting with the FTC staff and Commissioners as determined by Sysco and (ii) defending, and each party assisting the other parties hereto in their litigation defense, against the FTC and any attorneys general from any state in federal district court and at any proceeding before an administrative law judge of the FTC; provided, however, that nothing in this Agreement shall require Purchaser or any of its Affiliates to institute any legal proceeding against the FTC, any attorneys general from any states or any other Person. Neither Sysco nor any Seller shall seek to join Purchaser or any of its Affiliates as a party to a proceeding by or against the FTC, any state attorney general or any other Person related to the Transaction without Purchaser’s prior written consent, which may be granted or denied in Purchaser’s sole discretion. In addition, the parties hereto shall make all requisite filings under the HSR Act for the Transaction (which shall be no later than ten (10) Business Days following written notice from Purchaser to Sysco and Parent Seller requesting that such filings be made) and use reasonable best efforts to obtain the expiration or

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early termination of the waiting period applicable under the HSR Act. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Sysco, USF, any Seller or Purchaser to (A) exercise or fail to exercise any rights or remedies or (B) enforce or fail to enforce, or perform or fail to perform, any obligations, in each case with respect to the Merger Agreement or the Mergers, and none of Sysco, USF or any Seller shall incur any obligations, damages or liabilities to Purchaser or any of their Affiliates with respect to any such matters (for the avoidance of doubt, including any termination of the Merger Agreement). Sysco shall promptly upon request by Purchaser (but in no event more than ten (10) Business Days after such request) reimburse Purchaser for fifty percent (50%) of all documented out-of-pocket costs and expenses, including all costs, fees (including all attorneys, consultants, accountants and filing fees) and expenses incurred by Purchaser in connection with its obligations under this Section 5.1 (including in connection with any filings under the HSR Act and obtaining the expiration or early termination of the waiting period applicable under the HSR Act). Purchaser may make a request for reimbursement following the end of each month after the date of this Agreement.

(c) Unless prohibited by the FTC, Sysco and Sellers shall (i) allow Purchaser (including its outside counsel) to attend and participate in all meetings, discussions and other communications with the FTC and states that are contemplated to involve their review and/or challenge of the transactions contemplated by this Agreement (except to the extent that the FTC and/or states prohibit such attendance or participation), it being understood and agreed that Purchaser (including its outside counsel) may be required to depart for any portion of any such meeting or discussion that does not so relate, (ii) keep Purchaser informed, on a contemporaneous basis, of any written or material oral communication received from or given to the FTC and states in connection with the review of the transactions contemplated by this Agreement and/or the Merger Agreement, (iii) permit Purchaser to review in advance, to the extent practicable, with reasonable time and opportunity to comment and consider in good faith the views of others with respect thereto any proposed material submission, correspondence or other communication by Sellers and Sysco to the FTC and states relating to the Transaction and the Transaction Documents, and (iv) provide reasonable prior notice to and, to the extent practicable, consult with Purchaser in advance of any meeting, material conference or material discussion with the FTC relating to the Transaction and the Transaction Documents.

(d) Parent Seller, Sysco and their respective Affiliates shall use their reasonable best efforts to obtain Approvals, authorizations, consents and licenses from third parties as are necessary for the provision of services pursuant to the Transition Services Agreement (the “TSA Consents”); which efforts may include (but not be limited to) paying or committing to pay money or offering or granting any accommodations to obtain the TSA Consents; provided, however, that Purchaser shall reimburse Parent Seller, Sysco and their respective Affiliates for fifty percent (50%) of any such costs.

(e) Except as set forth in Section 5.1(d), none of Seller, Sysco, Purchaser or any of their respective Affiliates, shall under any circumstances be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirement for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval. Except for and subject to Section 9.10, none of Seller, Sysco nor any of their respective Affiliates shall

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have any Liability whatsoever to Purchaser arising of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of any Seller or Sysco contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract due to the failure to obtain any Approval or (iii) proceeding commenced or threated by or on behalf of any Person arising out of or relating to the failure to obtain any such approval or such termination.

(f) The parties shall treat all documents and other information (including but not limited to information submitted to the FTC) exchanged in connection with the obligations of this Section 5.1 (“Confidential Information”) as confidential and will not share it with any other Person other than as required by Law; provided that Purchaser may provide Confidential Information to the Financing Parties. Such information may be used only in connection with the parties’ efforts obligation under Sections 5.1(a) to (c). In the event a party is requested or required to disclose any Confidential Information pursuant to the operation of any Law or pursuant to a subpoena, court order, civil investigative demand or similar judicial, governmental or regulatory body process, that party (the “Compelled Party”) will promptly notify the party from whom such information was received (the “Disclosing Party”) in writing of the request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy. The Compelled Party shall exercise all reasonable efforts to preserve the confidentiality of all Confidential Information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded Confidential Information. Excepted from the requirements of this Section 5.1(f) are any documents and information that (i) are or become generally available to the public (other than as a result of a disclosure in violation of this agreement), (ii) become available to a party on a non-confidential basis from a source other than another party or its Representatives, provided that such source is not known by the recipient to be bound by a confidentiality agreement with, or other obligation of secrecy or non-disclosure to, the other party or another party or (iii) have been independently developed by the party without violating any of the obligations under this Section 5.1(f).

(g) Sellers shall use commercially reasonable efforts to obtain consent from and an estoppel in substantially the form attached hereto as Exhibit E by the landlord under each of the Schedule 1.1(d) Leases.

(h) Sellers shall use commercially reasonable best efforts to obtain the Specified Approvals, subject to Section 5.1(e), including meeting with customers whose consents are required under the Specified Approvals (subject to the limitations set forth in Section 2.12).

Section 5.2 Covenants Relating to Conduct of the Business. (a) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall (and shall cause their Subsidiaries to) conduct the Business in all material respects in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact the Business and the

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Purchased Assets, in all material respects, and the relationships and goodwill of the Business with customers, suppliers, third parties with commercial relationships, employees and Governmental Entities and shall continue to maintain in full force and effect the insurance policies, including replacement policies having substantially comparable insurance coverage and terms, covering the Business, the Purchased Assets, the Assumed Liabilities and the operations and assets and Liabilities in respect thereof; provided, however, that no action by Sellers or their Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision. Notwithstanding anything to the contrary contained herein, the covenants and agreements of Sellers under this Section 5.2(a) and Section 5.2(b) shall in all cases be subject to the provisions of the Provisional Consent Decree.

(b) Except as set forth in Section 5.2(b) of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement and the other Transaction Documents, and solely with respect to the Business, from and after the date hereof, Sellers shall not, and shall cause their Subsidiaries not to, do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) except (w) in the ordinary course of business consistent with past practice and pursuant to an action that applies uniformly to Business Employees and other similarly situated employees of Parent Seller or its Affiliates, with respect to benefits only, (x) as may be required under any collective bargaining Contract, other labor Contract or Seller Benefit Plan, (y) as otherwise reflected in the Business Financial Statements, or (z) for any compensation or benefit for which Parent Seller or its Affiliates shall be solely obligated to pay, (A) grant to any Business Employee any increase in compensation or benefits or (B) enter into an employment or severance agreement with any Business Employee;

(ii) enter into or adopt any new or amend or modify any existing collective bargaining Contract or other labor Contract Relating to the Business, other than, following reasonable consultation with Purchaser, any such contract in the ordinary course of business on terms that are consistent with past practice or that reflect then-current market terms;

(iii) (A) hire any individual who would be deemed a Business Employee or terminate the employment of any Business Employee other than for cause or in order to fill vacancies, in each case at the level of Vice President or higher for each Distribution Center or any position at salary grade 17 or higher for Tempe or Rosemont who is identified as a potential Transferred Business Employee, (B) transfer the services of any Specified Employee of the Business to another business of Sellers, Sysco or their Affiliates that is not included within the Business or (C) transfer the services of any Specified Employee of a Seller who is not a Business Employee to the Business;

(iv) not incur any Assumed Indebtedness and, except for transactions among Sellers and their Affiliates in the ordinary course and except for inventory-

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related transactions in the ordinary course of business consistent with past practice, with respect to the Business, not (A) make any material acquisition of any assets in excess of one million dollars ($1,000,000) individually, or two million dollars ($2,000,000) in the aggregate, other than acquisitions in the ordinary course of business and acquisitions of businesses or assets already contracted by Parent Seller or its Affiliates, (B) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business and sales, pledges or dispositions of businesses or assets already contracted for by Parent Seller or its Affiliates (including any pledges or encumbrances granted pursuant to or in order to secure obligations under any agreements in effect as of the date hereof or any related agreements in each case governing the terms of Indebtedness of Parent Seller or any of its Affiliates, it being understood that any such pledges or encumbrances will be released or terminated on or prior to the Closing) or as may be required by applicable Law, or (C) enter into any binding Contract with respect to any of the foregoing;

(v) enter into any Contract in relation to the Business for the option, purchase or lease of any real property;

(vi) in any material respect modify, amend, supplement, extend or terminate any Material Leases or any other Material Contracts Relating to the Business;

(vii) settle any Proceeding Relating to the Business other than (A) in the ordinary course of business consistent with past practice involving solely money damages which shall be paid in full prior to the Closing or (B) involving Retained Liabilities;

(viii) enter into any Contract Relating to the Business that would have been a Material Contract under Section 3.14(a)(vi) if entered into prior to the date hereof;

(ix) enter into any Contract that limits or otherwise restricts in any material respect the Business or any of the Purchased Assets or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect Purchaser from engaging or competing in any line of business, at any location or with any Person;

(x) change any of Parent Seller’s financial accounting policies or practices Related to the Business, except any changes generally made across all of Parent Seller’s business or as required by changes in GAAP or applicable Law;

(xi) except in the ordinary course of business consistent with past practice and for reasonably equivalent value, transfer any Purchased Assets to another business of Sellers, Sysco or their Affiliates that is not included within the Business;

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(xii) purchase or order any inventory or make any inventory-related transactions outside of the ordinary course of business consistent with past practice; or

(xiii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing.

(c) Anything to the contrary in this Agreement notwithstanding, the parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of the Excluded Assets prior to, at or after the Closing.

(d) Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operations of the business of Parent Seller or its Affiliates that are not part of the Business.

Section 5.3 Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby (including pursuant to Section 5.16 ) is subject to the terms of that certain confidentiality agreement between Purchaser, Parent Seller and Sysco, dated as of September 22, 2014 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety except with respect to the term of the Confidentiality Agreement; provided, that actions taken by the parties hereunder to the extent necessary to comply with their respective obligations under Section 5.1 shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement. Purchaser, Parent Seller and Sysco agree that the Confidentiality Agreement shall terminate simultaneously with the Closing.

Section 5.4 Access to Information. (a) Without limiting Section 2.4(q), Parent Seller shall, and shall cause its Affiliates to, afford Purchaser, its Affiliates and their respective Representatives, reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Parent Seller, to the properties, books, financial information, Contracts, records, personnel and Representatives of Parent Seller and its Subsidiaries to the extent Relating to the Business, to the extent that such access may be reasonably requested by Purchaser, including in connection with Purchaser’s preparation of financial statements relating to the Business, Taxes, financial and SEC reporting obligations, compliance with applicable Laws, audits, investigations, disputes, litigations or other adversarial proceedings; provided, however, that (i) neither Parent Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a), provided that Parent Seller shall use commercially reasonable efforts to obtain the consent of the Persons to whom the obligation of confidentiality is owed, (ii) Parent Seller shall make available, or cause its Subsidiaries to make available the results of any drug testing and background checks, only after the Closing Date and, with respect to any Business Employees, if and when Purchaser provides Parent Seller with notice that the applicable Business Employee has provided Purchaser with a release permitting transfer of those records (provided, however, that Parent Seller shall not make available, or cause to be made available, individual medical records and that Purchaser shall indemnify and hold Parent Seller and its Affiliates harmless from any Liabilities arising out of or relating to the transfer of such records), (iii) prior to the

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Closing Date, Purchaser shall not conduct any Phase II environmental site assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, groundwater or building material at, on, under or within any facility on the Owned Real Property, Leased Real Property or any other property of Parent Seller or its Affiliates, without the express written consent of Parent Seller and (iv) nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliate’s rights of discovery. All information provided by Parent Seller or its Affiliates that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges and this Agreement.

(b) At Parent Seller’s option, in lieu of providing access to such books, financial information, Contracts, records and auditor workpapers, Parent Seller may instead provide or cause its Affiliates to provide to Purchaser copies of the relevant information requested by Purchaser pursuant to Section 5.4(a); for the avoidance of doubt, nothing in this Section 5.4(b) shall limit or restrict in any way access to properties or accountants, personnel and Representatives that would otherwise be provided by Parent Seller to Purchaser pursuant to Section 5.4(a). Purchaser shall reimburse Parent Seller for reasonable documented out-of-pocket costs and expenses incurred in assisting Purchaser pursuant to Section 5.4(a) and this Section 5.4(b).

(c) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or otherwise result in any significant interference with the prompt and timely discharge by Parent Seller’s personnel of their normal duties, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Parent Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Parent Seller nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize any attorney-client privilege or contravene any Laws.

(d) At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Parent Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, consistent with applicable Law, reasonable access to the properties, books, financial information, Contracts and records of the Business as of the Closing Date to the extent that such access may be reasonably requested by Parent Seller in connection with financial statements, Taxes, reporting obligations, compliance with applicable Laws, audits, investigations, disputes, litigations or other adversarial proceedings, or similar matters; provided that such access shall not unreasonably interfere with the operation of the Business or otherwise result in any significant interference with the prompt and timely discharge by personnel of their normal duties, and none of Parent Seller, its Affiliates and their respective Representatives shall communicate with any of the employees of the Business without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that nothing in this Agreement shall limit any of Parent Seller’s or any of its Affiliates’ rights of discovery. Parent Seller shall reimburse Purchaser for reasonable documented out-of-pocket costs and expenses incurred in assisting Parent Seller pursuant to this Section 5.4(d). Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its

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Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize any attorney-client privilege or contravene any Laws. All information provided by Purchaser or its Affiliates that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges and this Agreement.

(e) Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

(f) At Purchaser’s option, in lieu of providing access to such books, Contracts or records, Purchaser may instead provide or cause its Affiliates to provide to Parent Seller copies of the relevant information requested by Parent Seller pursuant to Section 5.4(d); for the avoidance of doubt, nothing in this Section 5.4(f) shall limit or restrict in any way access to properties or personnel that would otherwise be provided by Purchaser to Parent Seller pursuant to Section 5.4(d). Parent Seller shall reimburse Purchaser for reasonable documented out-of- pocket costs and expenses incurred in assisting Parent Seller pursuant to Section 5.4(d) and this Section 5.4(f).

Section 5.5 Publicity. The initial press release with respect to the Transaction shall be a joint press release in the form attached hereto as Exhibit L (the “Joint Press Release”). Other than the Joint Press Release, no party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement, or shall issue any press release or make any public announcement that is inconsistent with the content of the Joint Press Release, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which event such party will use its commercially reasonable efforts to allow the other party reasonable time to comment on such press release or public announcement in advance of its issuance. Nothing in this Section 5.5 shall prohibit any party from disclosing any information relating to the transactions contemplated by this Agreement to its Affiliates or any current or prospective investor or limited partner of such party or their Affiliates or the Financing Parties, to the extent such disclosure is made in the ordinary course of such party’s business and that any Person who receives such a disclosure from a party agrees or is otherwise bound to keep such information confidential. Nothing in this Section 5.5 shall restrict any party from making any public statement in connection with any dispute arising under this Agreement or arising in connection with the Transaction.

Section 5.6 Employee Matters.

(a) Treatment of Business Employees. No later than thirty (30) days prior to the end of the Employee Lease Term, Purchaser shall offer employment commencing as of the day following the last date of the Employee Lease Term (or such later date as contemplated by Section 5.6(g)) (in each case, the “Employee Transfer Date”) to each Business Employee who remains a Business Employee through the end of the Employee Lease Term on terms and conditions consistent with this Section 5.6(a). Any such employee who commences employment with Purchaser shall be referred to herein as a “Transferred Business Employee.”

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Notwithstanding the foregoing, any Business Employee who is receiving short- or long-term disability benefits or on a leave of absence required by applicable Law shall be offered employment subject to and in accordance with Section 5.6(g) and shall not become a Transferred Business Employee unless and until the date such employee commences employment with Purchaser. With respect to each Transferred Business Employee who is not covered by a collective bargaining Contract or other labor Contract, Purchaser shall maintain, for a period of at least twelve (12) months immediately following the Employee Transfer Date, (i) a wage rate or cash salary level that is no lower than that in effect for such employee immediately prior to the Closing and (ii) incentive compensation (excluding equity) and employee benefits that are no less favorable, in the aggregate, than those provided by Purchaser to its similarly situated employees. The foregoing notwithstanding, Purchaser shall not be prohibited by this Section 5.6(a) from terminating the employment of any Transferred Business Employee following the Employee Transfer Date, subject, however, to Purchaser’s obligations under this Section 5.6. As of and after the Employee Transfer Date, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under any Seller Benefit Plans and each other employee benefit plan, policy or arrangement, in each case maintained for the benefit of Transferred Business Employees as of and after the Employee Transfer Date by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Employee Transfer Date with Parent Seller or any of its Affiliates, to the same extent such service is recognized by Parent Seller and its Affiliates immediately prior to the Employee Transfer Date; provided, however, that Purchaser and its Affiliates shall not be required to recognize such service (x) for purposes of benefit accrual under defined benefit pension plans, (y) for purposes of plans that are frozen to new participants, or (z) to the extent that such credit would result in duplication of benefits.

(b) Health Coverages. Purchaser shall use commercially reasonable efforts to (i) waive any limitation on health insurance coverage of Transferred Business Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Purchaser or an Affiliate of Purchaser to the extent that such condition was satisfied or waived under the comparable Seller Benefit Plan prior to the Employee Transfer Date and (ii) credit all Transferred Business Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such person, in each case, under the comparable Seller Benefit Plan prior to the Employee Transfer Date during the plan year in which the Employee Transfer Date occurs for the purpose of determining the extent to which any such person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Purchaser or an Affiliate of Purchaser for such year.

(c) Flexible Spending Accounts. Sellers and Purchaser shall take all actions necessary or appropriate so that, effective as of the Employee Transfer Date, (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under Sellers’ flexible spending account plans (collectively, the “Seller Flex Plan”) of the Transferred Business Employees who are participants in the Seller Flex Plan (the “Covered Employees”) shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser Flex Plan”), (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Purchaser Flex Plan in the same manner as under the Seller Flex Plan, and (iii) the Covered Employees shall be reimbursed from the Purchaser Flex Plan for claims

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incurred at any time during the plan year of the Seller Flex Plan in which the Employee Transfer Date occurs from and after the Closing Date on the same basis and the same terms and conditions as under the Seller Flex Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred Account Balances is determined, Parent Seller shall pay Purchaser the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Purchaser shall pay Parent Seller the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(d) Severance. Notwithstanding anything in subsection (a) above, with respect to any Transferred Business Employee whose employment is terminated by Purchaser or any of its Affiliates on or prior to December 31, 2015, under any circumstances that would give rise to a right to severance payments and benefits under the US Foods, Inc. Severance Plan, restated effective as of July 31, 2013 (the “Severance Plan”), subject to such Transferred Business Employee’s execution of a release of claims in a form customarily provided by Purchaser to its similarly situated employees, Purchaser shall provide each such Transferred Business Employee with the greater of (x) the severance payments and benefits that such Transferred Business Employee would have received under the Severance Plan and (y) the severance payments and benefits due to a similarly situated employee of Purchaser or its Affiliates, as applicable, pursuant to Purchaser’s severance plan that is in effect on the date of such termination (and for the avoidance of doubt in each case, such Transferred Business Employee shall be credited for all service with Sellers, Purchaser and their respective Affiliates as provided in Section 5.6(a)); provided, however, if any such Transferred Business Employee is entitled to severance benefits under an individual severance, employment or similar agreement, or a collective bargaining Contract or other labor Contract, the terms of such agreement and not this Section 5.6(d) shall govern.

(e) WARN Act and Corresponding State Laws. (i) On or before the Employee Transfer Date, for any site of employment at which Business Employees are located, Parent Seller shall provide a list of the name and site of employment of any and all employees of Parent Seller and its Affiliates who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act (or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff) within ninety (90) days prior to the Employee Transfer Date. Parent Seller shall update this list up to and including the Employee Transfer Date.

(ii) For a period of ninety (90) days after the Employee Transfer Date, Purchaser shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of Transferred Business Employees which, if aggregated with any such conduct on the part of Parent Seller or its Affiliates prior to the Employee Transfer Date, would trigger the WARN Act or any similar applicable state or local law.

(f) Vacation and Other Paid Time Off. Upon the Employee Transfer Date (or a TSA Employee’s TSA Employee Transition Date, if later), Purchaser shall recognize and credit each Transferred Business Employee for his or her unused vacation time and other paid time off accrued under the applicable policies and programs of Parent Seller and its Affiliates; provided that, if such transfer is not permitted by applicable Law without consent of the Transferred

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Business Employee, Parent Seller and its Affiliates shall seek such consent and (i) with respect to those Transferred Business Employees who provide such consent, Purchaser shall recognize and credit such unused vacation time and other paid time off upon the Employee Transfer Date (or a TSA Employee’s TSA Employee Transition Date, if later) and (ii) with respect to those Transferred Business Employees who do not provide such consent, Parent Seller shall, or shall cause its Affiliates to, upon the Employee Transfer Date (or a TSA Employee’s TSA Employee Transition Date, if later) pay such Transferred Business Employee, in accordance with the applicable policies and programs of Parent Seller and its Affiliates and applicable Law, for such unused vacation time and other paid time off. Parent Seller shall reimburse Purchaser for any Liabilities related to vacation or other paid time off accrued through the Closing Date that are assumed and paid by Purchaser pursuant to this Section 5.6(f) that are not reflected on the Post-Closing Statement, and Purchaser shall reimburse Parent Seller for any Liabilities related to vacation or other paid time off that are paid by Parent Seller or its Affiliates pursuant to this Section 5.6(f) that are reflected on the Post-Closing Statement. As to each Transferred Business Employee, Purchaser shall credit periods of service prior to the Employee Transfer Date (or a TSA Employee’s TSA Employee Transition Date, if later) for purposes of determining accrual under Purchaser’s vacation and other paid time-off policies.

(g) Disability Benefits. Parent Seller shall be responsible for continuing any salary continuation benefits for any Business Employee on short-term leave immediately prior to the Employee Transfer Date, provided that such benefits in respect of the period following the Closing Date will be provided by Parent Seller and reimbursed by Purchaser in accordance with the terms of the Employee Lease Agreement. Parent Seller shall be responsible for providing short- and long-term disability benefits to any Business Employee who was on short- or long-term disability leave immediately prior to the Employee Transfer Date. If any Business Employee not covered by an Assumed CBC who is receiving short- or long-term disability benefits or on a leave of absence required by applicable Law as of the Employee Transfer Date is, within six (6) months following the Employee Transfer Date (or such longer period required by applicable Law), able to return to work, Purchaser shall offer employment to such Business Employee, and any such offer shall be on terms consistent with those applicable to Transferred Business Employees generally under this Section 5.6. With respect to any Business Employee covered by an Assumed CBC who is receiving short- or long-term disability benefits as of the Employee Transfer Date or on a leave of absence required by applicable Law, the terms of such Business Employee’s return to work shall be governed by the applicable Assumed CBC and applicable Law.

(h) 401(k) Plan. Effective at or as soon as reasonably practicable after the Closing, Purchaser shall establish, and Parent Seller shall reasonably cooperate with Purchaser to establish, participation by the Transferred Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Employee Transfer Date, was eligible to participate in a tax-qualified defined contribution plan maintained by Parent Seller or its Subsidiaries (collectively, the “Seller 401(k) Plans”). As soon as reasonably practicable after the Employee Transfer Date, and upon receipt by Parent Seller of a current favorable determination letter issued by the Internal Revenue Service with respect to the Purchaser 401(k) Plan and related trust, Parent Seller shall cause the trustees of the Seller 401(k) Plans to transfer from each trust that forms a part of the Seller 401(k) Plans to each trust

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that forms a part of the Purchaser 401(k) Plan the account balances of the Transferred Business Employees under the Seller 401(k) Plans, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any asset and Liability transfers pursuant to this Section 5.6(h) shall comply in all respects with Sections 411(d)(6) and 414(l) of the Code. The transfer of any Transferred Business Employee’s employment to Purchaser or its Affiliates shall not result in loss of that Transferred Business Employee’s unvested benefits under the Seller 401(k) Plans or the Purchaser 401(k) Plan, and no Transferred Business Employee shall be entitled to a distribution of his or her benefit under the Seller 401(k) Plans as a result of such transfer of employment.

(i) Collective Bargaining Contracts. (i) From and after the Employee Transfer Date, Purchaser shall assume and honor the collective bargaining Contracts set forth in Section 3.18(f) of the Seller Disclosure Schedules (the “Assumed CBCs”). Purchaser agrees as a condition of the Transaction that it shall fully assume all terms and obligations of the Assumed CBCs immediately effective upon the Employee Transfer Date and that it shall fully abide by the terms of the Assumed CBCs during the remaining term of such Contracts. Parent Seller, Purchaser and their respective Affiliates shall cooperate in connection with any engagement in any type of bargaining required under applicable Law (including “effects” bargaining) with any collective bargaining representative between the date of this Agreement and the Employee Transfer Date, subject to applicable Law. For the avoidance of doubt, references in the Assumed CBCs to participation in Seller Benefit Plans shall be replaced by references to participation in corresponding benefit plans of Purchaser and its Affiliates.

(ii) With respect to each Multiemployer Plan to which Parent Seller or its applicable Affiliate is required to contribute under an Assumed CBC as of immediately prior to the Closing, for so long as Purchaser is obligated to contribute pursuant to the applicable Assumed CBC, Purchaser shall be obligated to contribute to such Multiemployer Plan under the applicable Assumed CBC substantially the same number of contribution base units for which Parent Seller or its applicable Affiliate had an obligation to contribute. Prior to the start of the first plan year of the applicable Multiemployer Plan beginning after the Closing Date, Parent Seller and Purchaser jointly shall seek a variance from the requirements of Section 4204(a)(1)(B) and (C) of ERISA. Subject to the next sentence, and if such variance or exemption is not obtained, Purchaser shall provide to each such Multiemployer Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date (or, if earlier, until the date Purchaser obtains a variance or exemption from the applicable Multiemployer Plan or the Pension Benefit Guaranty Corporation), a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution, satisfactory to such Multiemployer Plan, which bond or escrow shall be paid to such Multiemployer Plan if Purchaser withdraws from such Multiemployer Plan, or fails to make a contribution when due, at any time during the first five (5) plan years beginning after the Closing Date, in an amount equal to the greater of:

(x) the average annual contribution required to be made by Parent Seller or its applicable Affiliate to such Multiemployer Plan with respect to the operations under the applicable Assumed CBC for the three (3) plan years prior to the plan year in which the Closing Date occurs, and

(y) the annual contribution that Parent Seller or its applicable Affiliate was required to make to the Multiemployer Plan with respect to the operations under the applicable Assumed CBC for the last plan year prior to the plan year in which the Closing Date occurs.

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If Purchaser withdraws from the applicable Multiemployer Plan in a complete withdrawal, or a partial withdrawal with respect to operations covered by the applicable Assumed CBC, during the first five (5) plan years beginning after the Closing Date, Purchaser shall be primarily liable to such Multiemployer Plan for any resulting withdrawal liability and, to the extent required under Section 4204(a)(2) of ERISA, provided that Parent Seller shall be secondarily liable to such Multiemployer Plan for any withdrawal liability Parent Seller would have had to such Multiemployer Plan with respect to the operations covered by the applicable Assumed CBC (but for Section 4204 of ERISA) if the liability of Purchaser with respect to such Multiemployer Plan is not paid. If Purchaser intends or expects to default on its covenant to pay any assessment of withdrawal liability when due, Purchaser agrees to notify Parent Seller of such intention, and shall allow Parent Seller to pay the liability that has been assessed.

(j) [Intentionally Omitted].

(k) No Third-Party Beneficiaries. Nothing in this Section 5.6 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan or (ii) prohibit Purchaser or any of its Affiliates from amending or terminating any employee benefit plan or from terminating the employment of any Transferred Business Employee. The provisions of this Section 5.6 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.6, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under an employee benefit plan that such employee or beneficiary or other Person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

(l) Restrictive Covenants. Parent Seller, on behalf of itself and its Affiliates, and Sysco, on behalf of itself and its Affiliates, shall or shall cause their then-current Affiliates, in each case, as of and effective upon the Closing to (i) assign to Purchaser and its Affiliates, to the extent permitted by applicable Law and the applicable agreement, any and all nondisclosure agreements or covenants, noncompetition agreements or covenants, non-solicitation agreements or covenants or other restrictive covenants (the “Restrictive Covenants”) between Parent Seller or its Affiliates or Sysco or its Affiliates, as applicable, on the one hand, and any Transferred Business Employee, on the other hand; (ii) waive such Restrictive Covenants, and any related claims against Purchaser and its Affiliates and the Transferred Business Employees, with respect to the Transferred Business Employees’ employment by Purchaser or its Affiliates and activities for or on behalf of Purchaser or its Affiliates following the Closing; and (iii) waive any Restrictive Covenants between Parent Seller or its Affiliates or Sysco or its Affiliates, as applicable, on the one hand, and any person who is a former employee of Parent Seller or its Affiliates or Sysco or its Affiliates, as applicable, who performed services for the Business between December 8, 2013 and the date of this Agreement and any related claims against

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Purchaser and its Affiliates and such person with respect to such person’s employment by Purchaser or its Affiliates or activities for or on behalf of Purchaser or its Affiliates following the Closing (but not, for the avoidance of doubt, any claims that may exist against Purchaser and its Affiliates that arise prior to the Closing Date).

(m) Communications to Business Employees. Prior to making any written or oral mass communications to all Business Employees or a significant portion thereof, in each case related to the transactions contemplated by this Agreement and pertaining to employment, compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Parent Seller shall provide a copy of the intended communication to Purchaser and Purchaser shall have a reasonable period of time to review and comment on the communication. Purchaser shall not make any such communications to Business Employees prior to the Closing, except by requesting that Parent Seller make such communication on Purchaser’s behalf, which Parent Seller shall consider in good faith.

(n) Non-Solicitation of Employees Providing Transition Services. Purchaser agrees that, in the interest of preserving the continuity and viability of the Transition Services Agreement, neither it nor its Affiliates will, without the prior written consent of Sysco or Parent Seller or except as expressly provided in this Agreement or any of the Transaction Documents, directly or indirectly engage, recruit, solicit to employ or hire, offer employment to or hire (whether as an officer, employee or consultant or other independent contractor), (i) during the term of the Transition Services Agreement, any employee of Sysco or Parent Seller, or their respective Affiliates, who is providing services under the Transition Services Agreement, not including any such employee who is employed in the shared services or IT functions in Rosemont or Tempe, (ii) for the period that shared services are being provided under the Transition Services Agreement, any employee of Sysco or Parent Seller, or their respective Affiliates, who is employed in the shared services function in Rosemont or Tempe, whether or not such employee is providing services under the Transition Services Agreement, (iii) for the period that IT services are being provided under the Transition Services Agreement, any employee of Sysco or Parent Seller, or their respective Affiliates, who is employed in the IT function in Rosemont or Tempe, whether or not such employee is providing services under the Transition Services Agreement, or (iv) for a period of one (1) year following the Closing, any employee of Sysco or Parent Seller, or their respective Affiliates, (A) who is employed in corporate national sales, or (B) whose personnel information is presented to Purchaser pursuant to the process set forth on Exhibit F or who is introduced to Purchaser but who is not hired by Purchaser in accordance with such process; provided, however, that the restrictions of this Section 5.6(n) shall not apply to any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on any such employee of Sysco or Parent Seller or their respective Affiliates during the applicable restricted period (provided Purchaser shall not during the applicable restricted period hire any such individuals who respond to such general advertisement).

(o) Selection of Certain Transferred Employees. As promptly as reasonably practicable following the date set forth on Section 5.6(o) of the Seller Disclosure Schedules, Purchaser, Parent Seller and Sysco shall cooperate to facilitate, in accordance with a mutually agreed upon process set forth as Exhibit F (a) the selection and hiring of certain employees of Parent Seller or Sysco for positions identified as Critical Interview Roles on Exhibit G on or

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prior to the Closing Date, for employment with Purchaser commencing on the Employee Transfer Date, and (b) the selection and hiring of certain employees of Parent Seller or Sysco for other positions identified in Exhibit G, in accordance with a schedule to be mutually agreed upon, for employment with Purchaser commencing on or after the Employee Transfer Date (each such employee, a “TSA Employee”). For the avoidance of doubt, the completion of the selection and hiring process for each specified position shall not be deemed a condition to the obligations of any party hereto to effect the Closing, and Purchaser, Parent Seller and Sysco undertake to use their commercially reasonable best efforts to complete the selection and hiring process for any such vacant positions as soon as practicable following the Closing. Each TSA Employee who commences employment with Purchaser shall become and shall be treated as a Transferred Business Employee hereunder as of such employee’s TSA Employee Transition Date. Each TSA Employee who accepts Purchaser’s employment offer during the Leasing Period (as defined in the Employee Lease Agreement) shall be dedicated to providing services to Purchaser and treated as a Leased Employee under the Employee Lease Agreement for the remainder of the Leasing Period.

Section 5.7 Financial Obligations. At or prior to the Closing, Purchaser shall at its sole expense (a) arrange for substitute letters of credit, surety bonds, Purchaser guarantees and other contractual obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of Parent Seller or any of its Affiliates in connection with or Relating to the Business (together, the “Guarantees”), such Guarantees being listed in Section 5.7 of the Seller Disclosure Schedules or (b) assume all obligations under each Guarantee, obtaining from the creditor or other counterparty (including, if applicable, the issuing bank in respect of any letter of credit) a full and irrevocable release of Parent Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent that Parent Seller or any of its Affiliates incur any cost or expense, or are required to make any payment under any such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Parent Seller and its Affiliates against, and reimburse Parent Seller and its Affiliates for, any and all amounts paid under such Guarantees, and shall promptly and in no event later than three (3) Business Days after written demand therefor from Parent Seller, reimburse Parent Seller and any of its Affiliates to the extent that any Guarantee is called upon and Parent Seller or any of its Affiliates make any payment or incur any Liability in respect of any such Guarantee. For the avoidance of doubt, (a) Purchaser shall not be liable for any of Parent Seller’s and its Affiliates’ expenses in maintaining the Guarantees, whether or not such Guarantee is drawn upon or required to be performed, and (b) nothing herein shall require the Parent Seller or any of its Affiliates to maintain in effect any Guaranty from or after the Closing.

Section 5.8 Names Following Closing. (a) Except as expressly set forth herein or in the Transition Services Agreement, neither Purchaser nor any of its Affiliates shall use, or have the right to use, “USF Holding Corp.,” “US Foods, Inc.,” “USF,” “US Foods,” “US Foodservice” or “Sysco” names or any variations or derivatives thereof, or any Trademarks of Seller or any of its Affiliates that are not included in the Purchased Assets (the “Names”) or any name that is confusingly similar to the Names. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Names, except as expressly provided in this Section 5.8 or in the Transition Services Agreement.

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(b) Purchaser shall, for a period of six (6) months following the Closing Date, have the right to use any existing signs (including signs on trucks and trailers), letterheads and other non-product specific documents and materials included in the Purchased Assets (“Existing Stock”) containing the Names; provided that Sellers acknowledge and agree with respect to the use of the Names on any signs for which a change requires third-party consent, Purchaser shall not be in breach of this Section 5.8 if it has submitted a request for such consent within three (3) months following the Closing Date and is using good faith efforts to actively pursue such consent. For the avoidance of doubt, at the end of the six (6)-month period following the Closing Date, Purchaser and its Affiliates shall cease the use of any such Existing Stock except for any such use that may continue pending receipt of the applicable consent requested in accordance with this Section 5.8(b).

Section 5.9 Proprietary IP License. (a) From and after the Closing, Sellers hereby grant, on behalf of themselves and their applicable Affiliates, to Purchaser and its Affiliates (whether now existing or hereafter acquired), a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up right and license to use, reproduce, display, perform, distribute and modify the trade secrets and confidential Know-How used in the Business or a Distribution Center as of the Closing Date and owned by a Seller (the “Business Intellectual Property”). The rights granted pursuant to this Section 5.9(a) are collectively referred to herein as the “Business Intellectual Property License.”

(b) The Business Intellectual Property License shall be binding on assignees and transferees of the Business Intellectual Property.

(c) The Business Intellectual Property License shall be transferable, in whole or in part, by Purchaser or its Affiliates, as applicable (and its or their permitted assignees) to any third party that acquires one or more of the Distribution Centers.

Section 5.10 Insurance. (a) Subject to Section 5.10(b), from and after the Closing Date, the Business, the Purchased Assets, the Assumed Liabilities and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Parent Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including, for the avoidance of doubt, the Business) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof except for such rights and claims that constitute Purchased Assets pursuant to Section 2.4(p). Sellers or their Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.10(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Assets, the Assumed Liabilities and the operations and assets and Liabilities in respect thereof. Subject to Section 5.10(b), Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Assets, the Assumed Liabilities and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured except for such rights and claims that constitute Purchased Assets pursuant to Section 2.4(p).

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(b) With respect to any open claims against the insurance policies of Parent Seller or its Affiliates relating to losses or damages suffered by the Business or the Purchased Assets prior to the Closing and any rights and claims that constitute Purchased Assets pursuant to Section 2.4(p) that have been incurred but not reported, Parent Seller shall (i) use its reasonable best efforts to pursue such claims and shall reasonably cooperate with and assist Purchaser and its Affiliates in doing the same and (ii) remit to Purchaser any and all proceeds realized from such claims upon settlement of such claims, net of any reasonable out-of-pocket expenses incurred by Sellers in connection with the performance of its obligations pursuant to the foregoing clause (i). Following the Closing, Parent Seller shall not, and shall cause its Affiliates to not, release, commute, buy back or otherwise eliminate insurance coverage under the insurance policies of Parent Seller or its Affiliates with respect to act, omissions, events or circumstances relating to the Business or the Purchased Assets that occurred or existed prior to the Closing.

(c) Notwithstanding anything to the contrary in this Section 5.10, Parent Seller and its Affiliates will keep each of the workers’ compensation insurance policies set forth in Section 5.10(b) of the Seller Disclosure Schedules (“Workers’ Compensation Policies”), or suitable replacements therefor, in full force and effect through the last day of the Employee Lease Term. Notwithstanding the last sentence of Section 5.10(a), with respect to claims relating to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the last day of the Employee Lease Term that are covered by Workers’ Compensation Policies (“Pre-Transfer WC Claims”), Parent Seller hereby authorizes Purchaser to report Pre-Transfer WC Claims directly to the provider of such Workers’ Compensation Policies (the “WC Insurer”) and shall use commercially reasonable efforts to assist Purchaser’s efforts to obtain the benefit of such insurance coverage. Following the last day of the Employee Lease Term, Parent Seller shall not, and shall cause its Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under each of the Workers’ Compensation Policies with respect to acts, omissions, events or circumstances relating to Business Employees, or any other employees of Parent Seller or its Affiliates who become “Leased Employees” under the Employee Lease Agreement, that occurred or existed prior to the last day of the Employee Lease Term.

(d) Nothing in this Section 5.10 shall limit or supersede Sellers’ obligations under Section 4.4 of the Employee Lease Agreement.

Section 5.11 Litigation Support. From and after the Closing, if and for so long as any party to this Agreement is prosecuting, contesting or defending any Proceeding or action by a third party in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or Retained Liabilities, the other party shall, and shall cause its Affiliates (and its and their officers and employees) to, cooperate with the requesting party and its counsel in such prosecution, contest or defense, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that such access shall not unreasonably interfere with the cooperating party’s operations; provided, further, that the requesting party shall reimburse the cooperating party for reasonable documented out-of-pocket costs and expenses incurred in assisting the requesting party pursuant to this Section 5.11.

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Section 5.12 Payments. (a) Parent Seller shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks Relating to the Business that have been sent to Parent Seller or any of its Affiliates after the Closing, including any monies or checks sent to bank accounts and lockboxes under the control of Sellers or their Affiliates, by customers, suppliers or other contracting parties of the Business to the extent they are or are in respect of a Purchased Asset or an Assumed Liability hereunder and (ii) promptly reimburse Purchaser (or its designated Affiliates) for any amounts paid by Purchaser (including the Business) to the extent such payments are or are in respect of an Excluded Asset or Retained Liability.

(b) Purchaser shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Parent Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business) after the Closing to the extent they are not due to the Business or are in respect of an Excluded Asset or Retained Liability hereunder and arise from the operation, ownership or conduct of the Business or the Purchased Assets prior to the Closing Date and (ii) promptly reimburse Parent Seller (or its designated Affiliates) for any amounts paid by Parent Seller to the extent such payments are or are in respect of a Purchased Asset or an Assumed Liability hereunder.

Section 5.13 Financing. (a) Purchaser shall use its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter, including (i) maintaining in effect the Commitment Letter, (ii) negotiating definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfying (or, if deemed advisable by Purchaser, obtaining the waiver of) on a timely basis all conditions (other than those conditions that by their nature are to be satisfied at the Closing) in the Commitment Letter and the Definitive Agreements and complying with its obligations thereunder. If all conditions contained in the Commitment Letter have been satisfied or waived (other than the consummation of the Transaction) Purchaser shall use its reasonable best efforts to cause the Financing Parties party thereto to fund the Financing required to consummate the Transaction and the other transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (except that in no event shall Purchaser be required to pursue litigation of any sort against the Financing Parties or the Financing Related Parties; it being understood notwithstanding the foregoing that in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any Affiliate or any other financing be a condition to any of Purchaser’s obligations hereunder). Purchaser shall comply with its obligations under the Commitment Letter in a timely and diligent manner. Purchaser shall comply with its obligations under the Commitment Letter in a timely and diligent manner. Purchaser shall give Parent Seller prompt notice of any material breach by any party to the Commitment Letter of which Purchaser has become aware or any termination of the Commitment Letter. Purchaser shall not, without the prior written consent of Parent Seller permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy (w) adds new (or materially adversely modifies any existing) conditions to the

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consummation of the Financing, (x) reduces the aggregate amount of the Financing, (y) adversely affects the ability of Purchaser to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against such other parties to the Commitment Letter as in effect on the date hereof or in the Definitive Agreements in any material respect, or (z) would reasonably be expected to prevent, impede or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement (it being understood that Purchaser shall inform Parent Seller and Sysco in writing promptly regarding any such amendment, modification or waiver permitted hereunder); provided, that for the avoidance of doubt, no consent from Parent Seller shall be required for (A) any amendment, replacement, supplement or modification of the Commitment Letter the effect of which is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (including in replacement of a Lender or other Financing Party), (B) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof or (C) any amendment, or replacement of or supplement or modification to, the Commitment Letter or Definitive Agreements so long as such action would not be prohibited by the foregoing clauses (w) through (z).

(b) If any portion of the Financing becomes unavailable, regardless of the reason therefor, Purchaser will (i) use its reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with available cash on hand and any then-available Financing pursuant to the then-existing Commitment Letter, to consummate the Transaction and the other transactions contemplated by this Agreement and to pay related fees and expenses) on terms no less favorable, taken as a whole, to Purchaser (in its reasonable judgment) than those contained in the Commitment Letter that alternative debt financing would replace from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions in the then-existing Commitment Letter and (ii) promptly notify Parent Seller of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question). Purchaser shall provide Parent Seller with prompt written notice of (A) any material breach or default by any party to any Commitment Letter or the Definitive Agreements of which Purchaser becomes aware and (B) the receipt of any written notice or other written communication from any Financing Party with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or the Definitive Agreements of any material provision thereof. Purchaser shall keep Parent Seller reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Purchaser with this Section 5.13 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c) Prior to the Closing, Parent Seller shall provide and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its officers, employees, consultants, agents, advisors and other Representatives, including legal and accounting, to provide such cooperation as is reasonably requested by Purchaser in connection with the

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arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Parent Seller or its Subsidiaries), including (i) making senior management and advisors of Parent Seller and its Subsidiaries available to participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting Purchaser with Purchaser’s preparation of pro forma financial information and pro forma financial statements and other materials for rating agency presentations, bank information memoranda and similar documents used in connection with the Financing, and providing customary authorization and representation letters (for the avoidance of doubt, not including representation letters to auditors) in connection therewith, (iii) executing and delivering certificates, management representation letters (for the avoidance of doubt, not including representation letters to auditors) and other documents, to the extent reasonably requested by Purchaser, and otherwise reasonably facilitating the pledging of collateral, (iv) requesting and cooperating in obtaining customary and appropriate Lien terminations and instruments of discharge, (v) providing reasonable access for Purchaser to the books and records, properties, officers, directors, agents and Representatives of Sellers but solely as and to the extent that that they relate to the Business, (vi) assisting with due diligence activities relating to the Business and financial and other information related thereto during normal business hours upon reasonable advance notice, (vii) furnishing Purchaser and the Financing Parties as promptly as reasonably practicable with such financial and other pertinent information regarding the Business as may be reasonably requested by Purchaser, (viii) taking all actions reasonably requested to (A) permit the prospective lenders involved in the Financing to evaluate the Business and the assets, business, cash management and accounting systems, policies and procedures relating thereto, including inventory appraisals and field audits, for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and other blocked account contracts and lock box arrangements in connection with the foregoing after the Closing and (ix) providing at least three (3) Business Days prior to the Closing Date all documentation and other information about the Business required by applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act to the extent requested in writing by Purchaser at least ten (10) Business Days in advance of the Closing Date. The foregoing notwithstanding, (A) neither Parent Seller nor any of its Subsidiaries nor any persons who are directors of Parent Seller nor any of its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Financing, (B) neither Parent Seller nor any of its Affiliates nor any of their respective Representatives shall have any obligations under any document executed or delivered by any such Person pursuant to any of the foregoing (other than the delivery of customary authorization and representation letters) and (C) none of Parent Seller or its Affiliates nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Purchaser in connection with the Financing. Nothing contained in this Section 5.13(c) or otherwise shall require Parent Seller or any of its Affiliates to be an issuer or other obligor with respect to the Financing. Purchaser shall, promptly upon request by Parent Seller, reimburse Parent Seller for all reasonable and documented out-of-pocket costs incurred by Parent Seller or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless Parent Seller and its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Purchaser pursuant to this Section 5.13(c) and any information utilized in connection therewith (other than

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information provided by Parent Seller or its Affiliates), in each case, other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of Parent Seller, its Subsidiaries and/or their respective Representatives. Parent Seller hereby consents to the use of its logos (and those of its Subsidiaries) in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Parent Seller or its Subsidiaries or the reputation or goodwill of Parent Seller or its Subsidiaries or any of their respective logos and on such other customary terms and conditions as Parent Seller shall reasonably impose.

Section 5.14 Carve-Out Financial Statements; Environmental Review. (a) Parent Seller shall prepare and deliver, at Parent Seller’s expense, to Purchaser (i) as soon as practicable following the end of the fiscal year if the Closing occurs more than 45 days after December 31, 2014, the unaudited select balance sheet detail for the Distribution Centers on a combined basis reflecting assets and liabilities and related income statements as of and for the year ended December 31, 2014 and (ii) for each monthly period ended subsequent to the date hereof and more than thirty (30) days prior to the Closing, as soon as practicable after the end of such month, the unaudited select balance sheet detail for the Distribution Centers on a combined basis reflecting assets and liabilities and related income statements as of and for such month (clauses (i) and (ii) collectively, the “Unaudited Carve-Out Financial Statements”). The Unaudited Carve-Out Financial Statements (i) will be prepared in good faith from the books and records of each Seller, (ii) will be prepared in accordance with GAAP and consistently applied across all Distribution Centers (except as set forth in Section 3.6(b) of the Seller Disclosure Schedules) and (iii) fairly present in all material respects, the assets and liabilities of the Business and results of operations of the Business for the respective time periods covered, in each case, in accordance with GAAP (except as set forth in Section 3.6(b) of the Seller Disclosure Schedules) consistently applied during the period covered thereby.

(b) Promptly following the date hereof, Parent Seller shall engage Deloitte & Touche LLP for the purposes of preparing audited combined balance sheets and combined statements of income and cash flows of the Business as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and notes to such financial statements (the “Audited Financial Statements”), at Purchaser’s cost and expense, and Parent Seller shall facilitate such audit review, cooperate with and consult with Purchaser in connection with the preparation of the Audited Financial Statements and perform the work necessary for the preparation and completion of the Audited Financial Statements as expeditiously as reasonably possible, at Purchaser’s cost and expense. Promptly following the Closing Date, Parent Seller and Purchaser shall reasonably cooperate in order to transfer such engagement from Parent Seller to Purchaser, at Purchaser’s cost and expense, and Parent Seller shall reasonably cooperate with Purchaser in connection with the preparation of the Audited Financial Statements and shall provide Purchaser and its Representatives with reasonable access to the personnel of Sellers and their Affiliates who were engaged or were expected to be engaged in the preparation of the Audited Financial Statements prior to the Closing, during normal business hours and in a manner that shall not materially interfere with the performance of their regular duties, and to available financial information in the possession of Sellers or their Affiliates relating to the Business. In the event that the Audited Financial Statements are reasonably capable of being completed prior to the Closing Date, Parent Seller shall use commercially reasonable efforts to complete the audit, at Purchaser’s cost and expense, and deliver the Audited Financial Statements to Purchaser

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at the Closing. If the Audited Financial Statements are delivered to Purchaser at the Closing, Parent Seller consents to the use by Purchaser of such financial statements and upon request of Purchaser shall seek the consent of such auditor to the use of its report thereon in any public disclosure documents (including any offering documents) filed by Purchaser with any securities regulator (including any stock exchange) pursuant to a requirement thereof.

(c) With Purchaser’s consent, Parent Seller has engaged ENVIRON International Corporation for the purposes of conducting Phase I environmental assessments of each Distribution Center (the “Phase I Reviews”). Purchaser shall pay all costs and expenses associated with the conduct of the Phase I Reviews, and Sysco and Parent Seller shall facilitate the conduct of the Phase I Reviews and provide copies of the written reports (including drafts thereof) relating to such Phase I Reviews provided to Purchaser by ENVIRON International Corporation promptly upon receipt. Parent Seller has obtained the consent of ENVIRON International Corporation to the use of such written reports by Purchaser, including the right of Purchaser to provide copies of such written reports to the Financing Parties and the Financing Related Parties.

Section 5.15 Non-Solicitation of Certain Contract Customers. (a) During the Restriction Period, none of Parent Seller, Sysco or any of their respective Affiliates will (for themselves or on behalf of Parent Seller, Sysco or any other Person), directly or by assisting others, (i) solicit or attempt to solicit or engage in business with any National Contract Customer or request or advise any such National Contract Customer to reduce, curtail or cancel any such customer’s product purchases pursuant to such customer’s contracts to the extent related to the Business or (ii) solicit or attempt to solicit, encourage or knowingly facilitate any member or participating organization (as of the Closing Date) of a Specified GPO (a “Specified GPO Member”) to change its participation in or product purchases through a Specified GPO to another group purchasing organization or similar Person. Nothing in this Section 5.15 shall prohibit Parent Seller or Sysco and their respective Affiliates from soliciting or attempting to solicit or engaging in any business with any National Contract Customer (i) at locations of such National Contract Customer not serviced by the Business as of the Closing Date or (ii) with respect to categories of products not covered by the National Customer Contracts to which such National Contract Customer is a party as of the Closing Date.

(b) During the Multi-Unit Restriction Period, none of Parent Seller, Sysco or any of their respective Affiliates will (for themselves or on behalf of Parent Seller, Sysco or any other Person), directly or by assisting others, request or advise any Multi-Unit Local Contract Customer to reduce, curtail or cancel any such customer’s product purchases pursuant to such customer’s contracts to the extent related to the Business. Nothing in this Section 5.15 shall prohibit Parent Seller or Sysco and their respective Affiliates from soliciting or attempting to solicit or engaging in any business with any Multi-Unit Local Contract Customer (i) at locations of such Multi-Unit Local Contract Customer not serviced by the Business as of the Closing Date or (ii) with respect to categories of products not covered by the Multi-Unit Local Customer Contracts to which such Multi-Unit Local Contract Customer is a party as of the Closing Date.

(c) The restrictions set forth in this Section 5.15 shall not apply to “street” sales to any customer, including any National Contract Customer, Multi-Unit Local Contract Customer or GPO Member; provided that prior to the six (6)-month anniversary of the Closing, none of

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Parent Seller, Sysco or any of their respective Affiliates will (for themselves or on behalf of Parent Seller, Sysco or any other Person) solicit or attempt to solicit any business from any Specified GPO Member (including on the basis of a “street” sale) other than a Permitted Specified GPO Member. In addition, nothing in this Section 5.15 shall prohibit Parent Seller, Sysco or any of their respective Affiliates from (i) responding to a request for a proposal and attending meetings in connection therewith for a potential Contract that has a term that commences after the expiration of the Restriction Period, (ii) fulfilling or complying with any contractual obligations in existence as of the Closing Date, including any contractual obligations with respect to any group purchasing organization or similar Person, which do not arise from a breach of this Section 5.15, or (iii) making any sales of any product to any person (A) on a “cash and carry” basis, (B) directly from Parent Seller’s (or its Affiliates) Culinary Equipment & Supplies, or (C) directly from Parent Seller’s Stock Yards business; provided that in the case of a National Contract Customer or a Multi-Unit Local Contract Customer that has purchased Stock Yards products through Distribution Centers in the ordinary course of business prior to the Closing Date, Sysco and Parent Seller shall not request or advise any such customer to reduce, curtail or cancel any of such customer’s Stock Yards product purchases made through the Business.

Section 5.16 Non-Solicitation of Employees. Parent Seller and Sysco each agrees that none of Parent Seller, Sysco or any of their respective Affiliates will, without the prior written consent of Purchaser, directly or indirectly engage, recruit, solicit to employ or hire, offer employment to or hire (whether as an officer, employee or consultant or other independent contractor) (a) for a period of one (1) year following the Closing, any Business Employee or any Transferred Business Employee, not including any employee who is employed in the shared services or IT functions of Purchaser or its Affiliates, (b) for the period that shared services are being provided under the Transition Services Agreement, any employee of Purchaser or its Affiliates who is employed in the shared services function, (c) for the period that IT services are being provided under the Transition Services Agreement, any employee of Purchaser or its Affiliates who is employed in the IT function, or (d) for a period of one (1) year following the Closing, any employee of Purchaser or its Affiliates who is employed in corporate national sales; provided, however, that the restrictions of this Section 5.16 shall not apply to any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on any such employee of Purchaser or its Affiliates during the applicable restricted period (provided that neither Parent Seller, Sysco nor any of their respective Affiliates shall hire during the applicable restricted period any such individuals who respond to such general advertisement). During the Restriction Period, Parent Seller and Sysco shall, and shall cause each of their respective Affiliates, Representatives and other agents (“Restricted Persons”), to keep secret and retain in strictest confidence, and shall not, and shall not allow any Restricted Persons to, without the prior written consent of Purchaser, furnish, make available or disclose to any third party or use for the benefit of himself or itself or any third party, any information Relating to the Business, including information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information (collectively, the “Confidential Business Information”), other than any information that was or becomes available to Parent Seller, Sysco or a Restricted Person after the Closing Date on a non-confidential basis from a source other than Purchaser or its Affiliates (provided, that such other

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source is not known by Parent Seller, Sysco or the Restricted Person to be disclosing such information in violation of any contractual, fiduciary or other obligation of confidentiality to Purchaser or its Affiliates with respect to such information), is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Parent Seller, Sysco or a Restricted Person or is developed by Parent Seller, Sysco or a Restricted Person without reference to or use of any Confidential Business Information.

Section 5.17 Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sysco and Parent Seller shall not take, or permit any of its Affiliates or Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser and its Affiliates) concerning any sale, transfer or other disposition of the Business, including any sale, transfer or other disposition of material assets used in the Business, the sale, transfer or other disposition of equity in, or merger or consolidation of, any Person that owns material assets used in the Business or similar transaction involving the Business (each such acquisition transaction, an “Alternative Transaction”). Sysco and Parent Seller shall immediately cease and cause to be terminated any existing activities, discussions, communications, access or negotiations with any Person (other than Purchaser) conducted heretofore with respect to any possible Alternative Transaction.

Section 5.18 Transfer of Permits. Parent Seller and Purchaser shall coordinate and cooperate with each other in exchanging information and assistance in connection with making all filings or notifications necessary to transfer any Permits (including Environmental Permits) to Purchaser, or in connection with any applications for new Permits Relating to the Business.

Section 5.19 Casualty or Condemnation Event. (a) If between the date hereof and the Closing, a casualty shall occur with respect to all or any portion of any of the Owned Real Properties, (i) Parent Seller shall be required to provide Purchaser with prompt written notice of such occurrence, (ii) Parent Seller shall assign at the Closing all insurance proceeds and/or awards attributable to any such casualty to the extent not yet expended for the restoration of such Owned Real Property by Seller (any such expense being subject to Purchaser’s prior written approval), including any proceeds of any business interruption insurance attributable to the period of time from and after the Closing, and (iii) Parent Seller agrees that it will not make any adjustment or settlement of any such insurance claim without Purchaser’s prior written consent (and Parent Seller shall provide a credit against the Purchase Price in the amount of any applicable insurance deductible payable in connection therewith).

(b) If between the date hereof and the Closing, a Seller receives notice of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of any of the Owned Real Properties, (i) Parent Seller shall be required to provide Purchaser with prompt written notice of such occurrence, (ii) Parent Seller shall assign at the Closing to Purchaser all net proceeds of any such taking or condemnation to the extent not yet expended for the restoration of such Owned Real Property by Parent Seller (any such expense being subject to Purchaser’s prior written approval), including any proceeds of any business interruption insurance attributable to the period of time from and after the Closing, and (iii) Parent Seller agrees that it will not make any adjustment or settlement of any such taking or

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condemnation proceeding without Purchaser’s prior written consent (and Parent Seller shall provide a credit against the Purchase Price in the amount of any applicable insurance deductible payable in connection therewith).

Section 5.20 Transition Planning. From and after the date hereof until the Closing, the parties will cooperate in good faith on transition planning, including forming transition teams that are each sufficiently staffed with appropriate subject matter experts. The transition teams will meet, either in person or by telephone, no less often than bi-weekly, to identify, discuss and resolve transition issues, and to finalize the schedules to the Transition Services Agreement in accordance with the principles set forth in the form attached hereto. Parent Seller will provide such information as is reasonably requested by Purchaser to facilitate transition planning and as may be disclosed in accordance with applicable Law regarding Parent Seller’s and its Affiliates’ information technology systems and other resources used to provide services to the Business. In addition, prior to the Closing Date, at its own cost and expense, Parent Seller shall, and shall cause its Affiliates to, take all steps as are necessary to enable Sellers and their Affiliates to provide services pursuant to the Transition Services Agreement.

Section 5.21 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Law” or similar Law of any or all of the states or jurisdictions in which the Purchased Assets and the Business are situated or of any other state or jurisdiction which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Purchaser to waive any requirements for compliance with any or all of such Laws, Purchaser and Sellers hereby agree that the indemnity provisions of Section 9.2 hereof shall apply to any claims of Purchaser and its Affiliates arising out of or resulting from the failure of Purchaser or Sellers to comply with such Laws.

Section 5.22 Designated Leases. Purchaser and Sellers shall cooperate to use their reasonable best efforts to enter into arrangements with the applicable counterparties to the Contracts set forth in Section 5.22 of the Seller Disclosure Schedules (the “Designated Leases”) in order to assign to Purchaser (or a designated Affiliate of Purchaser) the portion of such Contracts relating to the Purchased Assets, with such assignment in each case to become effective upon the expiration of the Leasing Period (as defined in the Employee Lease Agreement) (the “Designated Lease Arrangements”) and all costs and expenses incurred in establishing the Designated Lease Arrangements shall be borne by Parent Seller. Prior to the effective date of the Designated Lease Arrangements, each Seller will use its reasonable best efforts to (a) provide Purchaser with all of the benefits and burdens of the portion of each Designated Lease relating to the Purchased Assets, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to Purchaser, including accepting direction as Purchaser shall reasonably request of Parent Seller and its Affiliates, (c) keep Purchaser reasonably and fully informed in a timely manner as to all developments relating to the Designated Lease Arrangements, including by providing Purchaser with copies of all material correspondence, drafts and other material communications regarding same (including all correspondence, drafts and communications with regard to any damage or loss to the applicable “Equipment” (as defined in each Designated Lease)), (d) prior to assignment in full thereof, comply with the terms of the Designated Leases, including with respect to maintenance and insurance of the “Equipment” (as defined in each Designated Lease) and (e) enforce, at the request of Purchaser, any rights of such Seller arising from any such Designated Lease relating to

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a Purchased Asset. Sellers shall not amend or modify any Designated Lease in any manner that has any effect on Purchaser (including voluntary termination (or notice thereof) of any Designated Lease prior to the scheduled termination date thereof), or dispose of any of the applicable “Equipment” (as defined in each Designated Lease), without Purchaser’s prior written consent. Purchaser shall pay (either directly or by reimbursing Sellers) all costs and expenses relating to the portion of the Purchased Assets subject to the Designated Leases, and the portion of each Designated Lease relating to the Purchased Assets, in each case for the period following the Closing and prior to the effective date of the applicable Designated Lease Arrangement, including, for the avoidance of doubt, all lease costs, insurance costs, and other liabilities related to the applicable “Equipment” (as defined in each Designated Lease), as reasonably documented by Sellers. In the event that Purchaser and Sellers are unable to enter into a Designated Lease Arrangement with respect to any Designated Lease, the parties shall cooperate in good faith in order to enter into substitute arrangements to provide Purchaser with the benefit of reasonably equivalent “Equipment” (as defined in the applicable Designated Lease) to be used with respect to the Business and to reflect as nearly as practicable the arrangements (including the economic arrangements) contemplated hereby.

Section 5.23 Further Assurances. Subject to the terms and conditions of this Agreement, on and after the Closing Date, Sellers and Purchaser shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of the Transaction Documents, so as to put Purchaser and its Affiliates in full possession and operating control of the Business and to effect fully the separation of the Business from Sellers.

ARTICLE VI CERTAIN

TAX MATTERS

Section 6.1 Cooperation and Exchange of Information. Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information relating to the Purchased Assets, the Assumed Liabilities and/or the Business as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to refund of Taxes or (c) conducting any Tax Proceeding.

Section 6.2 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Parent Seller and Purchaser shall each pay, when due, and be responsible for, 50% of any sales, use, transfer, documentary, stamp, value added, goods and services or similar Taxes and related fees imposed on or payable with respect to the transfer of the Purchased Assets, the Assumed Liabilities and the Business contemplated by this Agreement (“Transfer Taxes”). The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Parent Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

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Section 6.3 Proration of Property Taxes. After the Closing, any Property Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities and/or the Business for any Straddle Period shall be prorated between Parent Seller and Purchaser as of the Closing Date in accordance with the definition of Excluded Taxes with, for the avoidance of doubt, (a) Parent Seller liable for the portion of such Property Taxes allocable to the Pre-Closing Period (except to the extent a liability or reserve for such Property Taxes is reflected or included in Working Capital on the Post-Closing Statement) and (b) Purchaser liable for (x) the portion of such Property Taxes allocable to the Post-Closing Period and (y) Property Taxes allocable to the Pre-Closing Period for which a liability or reserve is reflected or included in Working Capital on the Post-Closing Statement). If one party remits to the appropriate Taxing Authority any payment for Property Taxes which are subject to proration under this Section 6.3, and such payment includes the other party’s share of such Property Taxes, such other party shall reimburse the remitting party for its share of such Property Taxes within ten (10) Business Days following receipt of written notice from the remitting party.

ARTICLE VII CONDITIONS

PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Sellers and Purchaser to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) FTC Approval. The FTC will have approved the transactions contemplated by this Agreement and the other Transaction Documents or the applicable waiting period under the HSR Act shall have expired or been earlier terminated.

(b) Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

(c) No Injunctions or Restraints. No injunction or other Judgment issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sellers contained in Section 3.1, Section 3.2 and Section 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. Other than the representations and warranties listed in the immediately preceding sentence, each of the representations and warranties of Sellers contained in Article III of this Agreement shall be true and correct in all respects (without giving effect to any materiality, Business Material Adverse Effect or like qualifications therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the

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extent such representations and warranties are made as of a specific date, in which case, as of such specific date), except for such failures to be true and correct as would not reasonably be expected to have, either individually or in the aggregate, a Business Material Adverse Effect. For purposes of this Section 7.2(a), all references to “Distribution Center” in the definition of Business Material Adverse Effect shall be deemed to be references to the “Business,” taken as a whole.

(b) Performance of Obligations of Sellers. The covenants and agreements of Sellers and Sysco to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Documents to be Delivered at Closing. Purchaser shall have received executed counterparts of each of the certificates and agreements Sellers are required to deliver at the Closing pursuant to Section 2.8(b), including the landlord consents pursuant to Section 2.8(b)(viii).

(d) No Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred. For purposes of this Section 7.2(d), all references to “Distribution Center” in the definition of Business Material Adverse Effect shall be deemed to be references to the “Business,” taken as a whole.

Section 7.3 Conditions to Obligations of Sellers to Close. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by Sellers) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Section 4.1, Section 4.2 and Section 4.6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. Other than the representations and warranties listed in the immediately preceding sentence, each of the representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any materiality, Purchaser Material Adverse Effect or like qualifications therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case, as of such specific date), except for such failures to be true and correct as would not reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Documents to be Delivered at Closing. Sellers shall have received executed counterparts of each of the certificates and agreements Purchaser is required to deliver at the Closing pursuant to Section 2.8(a).

(d) Consummation of the Mergers. The Mergers shall have been consummated.

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Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent Seller and Purchaser;

(b) by Parent Seller, if any of Purchaser’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Parent Seller has notified Purchaser of such failure or breach and (ii) the Outside Date (or, if the Outside Date is extended pursuant to Section 8.1(d), the Extended Outside Date); provided, that Parent Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied;

(c) by Purchaser, if any of Sellers’ representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Sellers shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Purchaser has notified Parent Seller of such failure or breach and (ii) the Outside Date; provided, that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied;

(d) by Purchaser, if the Closing shall not have occurred on or prior to the Business Day immediately following the Termination Date (as defined in the Merger Agreement, as it may be extended pursuant to the Merger Agreement as in effect on the date hereof) (the “Outside Date”) (it being understood and agreed that in no event shall the Outside Date be later than September 9, 2015); provided, however, that if on the Business Day immediately preceding the Outside Date (or the then Extended Outside Date, as defined below) any of the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c) or Section 7.3(d) have not been satisfied, then Purchaser may extend the Outside Date for additional periods of up to sixty (60) days (as extended from time to time, the “Extended Outside Date”) by delivery of written notice of such extension to Sysco and Parent Seller; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if Purchaser’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

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(e) by Parent Seller or by Purchaser, by written notice from one party to the other if any court or administrative agency of competent jurisdiction shall have issued any permanent injunction or order that permanently restrains or prohibits the consummation of the transactions contemplated by this Agreement and such injunction or order is final and non-appealable;

(f) automatically, and without any action required by any party, if the Merger Agreement is terminated.

Section 8.2 Effect of Termination. (a) If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 8.1, this Section 8.2 and Section 8.3, and Article X; provided, however, that if this Agreement is terminated on or prior to May 2, 2015 pursuant to Section 8.1(f) and Sysco, USF and Parent Seller enter into a merger agreement substantially identical to the Merger Agreement within sixty days following the date of such termination, then, at Purchaser’s election in its sole discretion, the parties shall work in good faith to enter into a replacement agreement substantially identical to this Agreement with respect to the Business with respect to such subsequent merger agreement. Nothing in this Section 8.2(a) shall be deemed to release any party from any liability for fraud or Willful Breach by such party of the terms and provisions of this Agreement, other than as set forth in Section 8.2(b) in the event the Termination Fee is paid. If this Agreement is terminated and the Transaction is abandoned pursuant to Section 8.1 (other than a termination by Parent Seller pursuant to Section 8.1(b) in connection with a Willful Breach by Purchaser), then, without prejudice to or limitation of any other rights or remedies which may be available to Purchaser and its Affiliates, but subject to Section 8.2(b), concurrently with any termination by Parent Seller or any automatic termination pursuant to Section 8.1(f) or within two (2) Business Days following such termination by Purchaser, each of Parent Seller and Sysco shall separately be obligated (which obligations shall be several and not joint) to pay or cause to be paid to Purchaser an amount equal to fifty percent of one of the following amounts as applicable (the applicable amount is referred to herein as the “Termination Fee”): (i) if this Agreement is terminated on or prior to May 2, 2015, zero; (ii) if this Agreement is terminated after May 2, 2015 and on or prior to July 6, 2015, twenty-five million dollars ($25,000,000); and (iii) if this Agreement is terminated after July 6, 2015, fifty million dollars ($50,000,000). The parties understand and agree that in no event shall either Parent Seller or Sysco be required to pay the Termination Fee on more than one occasion, or be required to pay a Termination Fee under more than one of the subclauses in the immediately preceding sentence.

(b) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transaction and that, without these agreements, the parties would not enter into this Agreement. The payments contemplated hereby shall be paid pursuant to this Section 8.2 regardless of any alleged breach by the payee of its obligations hereunder. Purchaser acknowledges and agrees that in the event that it receives the Termination Fee in accordance with this Section 8.2, the payment of the Termination Fee by Sysco and Parent Seller and the reimbursement of Purchaser’s expenses by Sysco pursuant to Section 5.1 shall be the sole and

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exclusive remedy of Purchaser, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against Sellers and Sysco or any of their Representatives or Affiliates for any breach of this Agreement (including any Willful Breach), and upon payment of the Termination Fee in accordance with this Section 8.2 and the reimbursement of Purchaser’s expenses by Sysco and Parent Seller pursuant to Section 5.1, no party to this Agreement nor Affiliates or Representatives thereof shall have any further liability or obligation to the other parties relating to or arising out of this Agreement or the Transaction.

Section 8.3 Notice of Termination. In the event of termination by Parent Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. (a) The representations and warranties of Sellers contained in this Agreement shall survive the Closing until the second (2nd) anniversary thereof; provided, that (i) the representations and warranties made pursuant to Section 3.1 and Section 3.2 shall survive indefinitely, (ii) the representations and warranties made pursuant to Section 3.16 and Section 3.18 shall survive until the fifth (5) anniversary of the Closing Date and (iii) the representations and warranties made pursuant to Section 3.17 shall survive until ninety (90) days following the expiration of the applicable statutory period of limitations (including any extensions thereof). Written notice of a claim must be given by Purchaser to Parent Seller in accordance with the provisions hereof prior to the expiration of the applicable survival period.

(b) The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided, that the representations and warranties made pursuant to Section 4.1 and Section 4.2 shall survive indefinitely. Written notice of a claim must be given by Parent Seller to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable survival period.

(c) No covenant or agreement contained herein that is to be performed on or prior to the Closing shall survive the Closing unless otherwise expressly agreed to by the parties; provided, however, that the foregoing shall in no respect limit the rights of the parties to seek indemnification for any breach of such covenant or agreement occurring prior to the Closing. Any covenant and agreement to be performed, in whole or in part, after the Closing shall survive the Closing in accordance with its terms.

Section 9.2 Indemnification by Parent Seller. (a) Subject to the provisions of this Article IX, effective as of and after the Closing, Parent Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees, stockholders, members, partners, controlling Persons, agents and other Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any representation or warranty of Sellers contained in Article III, without regard to any materiality, Business Material Adverse Effect or similar qualifying condition or limitation in such representation or warranty (other than with respect to

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any representation or warranty contained in Section 3.6(a), or any representation or warranty, or portion thereof, to the extent requiring a list (but not, for the avoidance of doubt, a list of exceptions to or exclusions from any representation or warranty)); (ii) any breach of any covenant or agreement of Sellers or Sysco contained in this Agreement; (iii) any Excluded Assets; and (iv) any Retained Liabilities.

(b) Notwithstanding any other provision to the contrary:

(i) Parent Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses pursuant to (A) Section 9.2(a)(i) to the extent that such Covered Losses are reflected, recorded or included in Working Capital on the Post-Closing Statement (as finally determined pursuant to Section 2.9); (B) Section 9.2(a)(i) (except with respect to any Covered Losses incurred or suffered in respect of a breach of any representation or warranty of Sellers contained in Section 3.17), unless the claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) to which such Covered Losses relate involves Covered Losses in excess of one hundred fifty thousand dollars ($150,000) (the “De Minimis Amount”) and if such claim for Covered Losses does not exceed the De Minimis Amount, such claim for Covered Losses shall not be applied to or considered for purposes of the Deductible or otherwise for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under this Section 9.2(b)(i); (C) Section 9.2(a)(i) (except with respect to any Covered Losses incurred or suffered in respect of a breach of any representation or warranty of Sellers contained in Section 3.17), until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses thereunder exceeds eight million five hundred thousand dollars ($8,500,000) (1% of the Base Purchase Price) (the “Deductible”), after which Parent Seller shall be obligated for all of the Purchaser Indemnified Parties’ Covered Losses thereunder in excess of the Deductible, subject always to Section 9.2(b)(i)(A) and (D) Section 9.2(a)(i) in respect of a breach of any representation or warranty of Sellers contained in Section 3.17, except for Covered Losses that are Taxes in respect of a Pre-Closing Period; and

(ii) except with respect to any Covered Losses incurred or suffered with respect to the breach of any representation or warranty of Sellers contained in Section 3.17, the cumulative indemnification obligation of Parent Seller under Section 9.2(a)(i) shall in no event exceed one hundred twenty seven million five hundred thousand dollars ($127,500,000) (15% of the Base Purchase Price) (the “Cap”); and

(iii) no claim for indemnification in relation to any Retained Liabilities or Excluded Assets may be made by Purchaser or any of its Affiliates after the date that is six (6) years following the Closing Date; provided, however, that claims arising after such six (6)-year period that arise from substantially the same underlying facts, events or circumstances as claims that were previously subject to a claim for indemnification under Section 9.2(a)(iii) and Section 9.2(a)(iv) shall

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not be subject to the foregoing restriction; provided, further, that, in the case of any Covered Losses incurred or suffered with respect to any Excluded Taxes, no claim for indemnification may be made by Purchaser or any of its affiliates after the date that is ninety (90) days following the expiration of the applicable statutory period of limitations (including any extensions thereof).

Section 9.3 Indemnification by Purchaser. (a) Subject to the provisions of this Article IX, effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Parent Seller and its Affiliates, including Sysco and its Subsidiaries, and their respective officers, directors, employees, stockholders, members, partners, controlling Persons, agents and other Representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any representation or warranty of Purchaser contained in Article IV, without regard to any materiality, Purchaser Material Adverse Effect or similar qualifying condition or limitation in such representation or warranty (other than with respect to any representation or warranty, or portion thereof, to the extent requiring a list (but not, for the avoidance of doubt, a list of exceptions to or exclusions from any representation or warranty)); (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement; (iii) any Purchased Asset; (iv) any Assumed Liability; and (v) obligations listed on Section 9.3(a) of the Seller Disclosure Schedules.

(b) Notwithstanding any other provision to the contrary:

(i) Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Covered Losses pursuant to any claim under Section 9.3(a)(i), (A) unless the claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) to which such Covered Losses relate involves Covered Losses in excess of the De Minimis Amount and if such claim for Covered Losses does not exceed the De Minimis Amount, such claim for Covered Losses shall not be applied to or considered for the purposes of the Deductible or otherwise for purposes of calculating the aggregate amount of Seller Indemnified Parties’ Covered Losses under this Section 9.3(b)(i); and (B) until the aggregate amount of Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) exceeds the Deductible, after which Purchaser shall be obligated for all Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) in excess of the Deductible, subject always to Section 9.3(b)(i)(A);

(ii) the cumulative indemnification obligation of Purchaser under Section 9.3(a)(i) shall in no event exceed the Cap; and

(iii) no claim for indemnification in relation to any Assumed Liabilities or Purchased Assets may be made by Parent Seller or any of its Affiliates after the date that is six (6) years following the Closing Date; provided, however, that claims arising after such six (6)-year period that arise from substantially the same underlying facts, events or circumstances as claims that were previously subject to a claim for indemnification under Section 9.3(a)(iii) and Section 9.3(a)(iv) shall not be subject to the foregoing restriction.

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Section 9.4 Procedures. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is actually and materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2(a) or Section 9.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third- Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, at the expense of the Indemnifying Party, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Purchaser or Parent Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any Judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or Judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and requires only the payment of monetary damages which shall be Covered Losses hereunder. No Indemnified Party will consent to the entry of any Judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(c) Notwithstanding any of the foregoing, Parent Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any (i) income Tax Return of any Seller or any of its Affiliates, (ii) non-income Tax Return of any Seller or any of its Affiliates (except to the extent such Tax Proceeding is related to the Purchased Assets, the Assumed

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Liabilities or the Business and could reasonably be expected to result in a material increase in the Tax liability of Buyer or any of its Affiliates) or (iii) Tax Return of a consolidated, combined or unitary group that includes Parent Seller or any of its Affiliates.

Section 9.5 Exclusive Remedy and Release. Purchaser and Parent Seller acknowledge and agree that, following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of Parent Seller and Purchaser, respectively, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents; provided, however, that nothing herein shall relieve Sellers for fraud or Willful Breach of this Agreement and Purchaser’s remedies in connection therewith shall not be limited to this Article IX. Without limiting the generality of the foregoing, except in the case of fraud, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. Notwithstanding the foregoing, this Article IX shall not affect any remedy any party may have under this Agreement before the Closing or upon termination of this Agreement or any equitable remedy available to any party. Nothing in this Article IX shall limit or modify any rights, obligations, remedies and other provisions set forth in the Transition Services Agreement. For the avoidance of doubt, nothing in this Article IX shall limit any party from making a claim in any Proceeding that asserts that a Liability is an Assumed Liability or a Retained Liability or that any Liability is not an Assumed liability or not a Retained Liability.

Section 9.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be (a) net of any Tax Benefits realized by the Indemnified Party by reason of such Covered Loss in the tax year of such Covered Loss or the next succeeding three (3) tax years and (b) net of any third- party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), less the amount of all costs and expenses incurred in the process of seeking and obtaining such recovery (including increased premiums), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

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Section 9.7 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including Article IX), no party hereto shall be liable to the other party or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, for any special or punitive damages (including lost profits, diminution of value, or damages calculated on multiples of earnings or other metrics approaches), and “Covered Losses” shall not include any such amounts, other than any such amounts paid or owing to an unaffiliated third party as a result of a claim, settlement, award or judgment.

Section 9.8 Mitigation. Each of the parties agrees to use its commercially reasonable efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder; provided, that (a) for the avoidance of doubt, the costs of such mitigation shall constitute Covered Losses for which an Indemnified Party is entitled to indemnification hereunder and (b) in no event shall any Indemnified Party be required to commence or undertake any litigation, arbitration or similar proceeding against any third party.

Section 9.9 Tax Treatment of Indemnity Payments. Except to the extent otherwise required pursuant to applicable Law (including a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law)), Parent Seller, Purchaser and their respective Affiliates shall treat any and all payments under Section 2.9, Section 2.11, Section 6.3 and this Article IX as an adjustment to the purchase price for Tax purposes.

Section 9.10 Indemnification for Unassigned Contracts. Effective as of and after the Closing, Parent Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from a claim, action or judgment brought by an unaffiliated third party as a result of (a) the failure to assign, or obtain consents to assign, any National Customer Contract as of the Closing (the “Unassigned Contracts”) or (b) any actions taken or not taken by Sellers under the Unassigned Contracts, including Sellers’ administration of the Unassigned Contract. For purposes of this Section 9.10, “Covered Losses” shall not include damages based on lost profits or damages calculated on multiples of earnings, revenues or other metrics approaches, in each case, that arise out of or result from the termination of any of the Unassigned Contracts. Claims for indemnification under this Section 9.10 shall be subject to Section 9.4. Purchaser agrees to use its commercially reasonable efforts to mitigate its Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable under this Section 9.10; provided, that (i) for the avoidance of doubt, the costs of such mitigation shall constitute Covered Losses for which a Purchaser Indemnified Party is entitled to indemnification hereunder and (ii) in no event shall any Purchaser Indemnified Party be required to expend money, grant any accommodation (financial or otherwise) or commence or undertake any litigation, arbitration or similar proceeding against any third party, and to the extent that a Purchaser Indemnified Party takes any such action, any Covered Losses or other expenses or damages resulting therefrom shall not be subject to any indemnification pursuant to this Agreement. For the avoidance of doubt, claims for indemnification under this Section 9.10 shall not be subject to the De Minimis Amount, the Deductible or the Cap.

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ARTICLE X GENERAL

PROVISIONS

Section 10.1 Guarantee by Sysco. (a) Sysco (the “Guarantor”) hereby irrevocably, absolutely, fully and unconditionally guarantees to Purchaser and the Purchaser Indemnified Parties the prompt and complete performance by each Seller of its obligations under the Transaction Documents to the extent arising at or following the Closing, including each Seller’s obligations to indemnify the Purchaser Indemnified Parties following the Closing, and the Guarantor shall cause each Seller to fully perform and comply with all of Sellers’ obligations to the extent arising following the Closing under the Transaction Documents (the “Limited Guaranty”).

(b) The Limited Guaranty is a guarantee of payment and performance, and not of collection, and Sysco and each Seller acknowledges and agrees that the Limited Guaranty is full and unconditional, and no release or extinguishment of such Seller’s and/or its designees’ or assigns’ Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the Limited Guaranty. The Guarantor hereby waives (i) any right to require Purchaser, as a condition of payment or performance by such Guarantor of any obligations of each Seller hereunder, to proceed against such Seller or pursue any other remedy whatsoever in the event that such Seller fails to perform its obligations hereunder, and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law limit the liability of or exonerate guarantors or sureties.

(c) The Guarantor represents and warrants to Purchaser that (i) it is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to execute and deliver the Limited Guaranty, and to perform its obligations hereunder, (ii) the execution, delivery and performance by it of the Limited Guaranty have been approved by the requisite corporate action and (iii) no other action on its part is necessary to authorize the execution, delivery and performance by it of the Limited Guaranty.

(d) Without limiting in any way the foregoing Limited Guaranty, but subject in all respects to any and all limitations on Sellers’ covenants, agreements and other obligations hereunder, the Guarantor agrees to cause, and to take all actions to enable, each Seller to adhere to each provision of this Agreement which requires an act or omission on the part of each Seller or any of its Affiliates to cause or enable each Seller to comply with its obligations under this Agreement.

(e) The provisions of Section 10.2, Section 10.3, Section 10.4, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10, Section 10.11 and Section 10.13 of this Agreement will be deemed to be applicable to this Section 10.1. For purposes of clarity, the Limited Guaranty provided in this Section 10.1 shall not be effective until the Closing.

Section 10.2 Entire Agreement. This Agreement and the other Transaction Documents, and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, along with Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire

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agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.3 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either party without the prior written consent of the other party hereto; provided, that Purchaser may assign all or part of its rights under this Agreement to, and (subject to the final proviso of this sentence) all or part of its obligations under this Agreement may be assumed by, any direct or indirect Subsidiaries of Purchaser; provided, further, that following the Closing, Purchaser may make a collateral assignment of all or part of its rights under this Agreement to any financial institution in connection with the Financing provided that no such assignment will limit Purchaser’s obligations hereunder. Any attempted assignment in violation of this Section 10.3 shall be void. Subject to the two (2) preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.4 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Notwithstanding the foregoing, no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Parties or Financing Related Parties as set forth in Section 10.3, Section 10.5, Section 10.8, Section 10.9, Section 10.14 and this Section 10.4 without the consent of such Financing Parties or Financing Related Parties.

Section 10.5 No Third-Party Beneficiaries. Except for (x) Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the parties specified therein and (y) Section 10.3, Section 10.4, Section 10.8, Section 10.9, Section 10.14 and this Section 10.5, which are intended to benefit, and to be enforceable by, each Financing Party and Financing Related Party, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

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Section 10.6 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(i)	if to Purchaser, to:

Performance Food Group Company

12500 West Creek Parkway

Richmond, VA 23238

Attention:  Michael Miller

Facsimile: (804) 484-7994

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Allison R. Schneirov

                  Jeremy D. London

Facsimile: (212) 735-3000

(ii)	if to Sellers and USF, to:

US Foods, Inc.

9399 West Higgins Road, Suite 600

Rosemont, IL 60018

Attention:  Juliette W. Pryor

Facsimile: (480) 293-2705

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Marni J. Lerner

Facsimile: (212) 455-2502

(iii)	if to Sysco, to:

Sysco Corporation

1390 Enclave Parkway

Houston, TX 77077

Facsimile: (281) 584-2510

Attention:  Russell T. Libby

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention: Andrew R. Brownstein

                  Benjamin M. Roth

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with a copy (which shall not constitute notice) to:

Arnall Golden Gregory, LLP

171 17th Street NW, Suite 2100

Atlanta, GA 30363

Facsimile: (404) 873-8151

Attention:  Sean P. Fogarty

Section 10.7 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 10.8 Governing Law and Jurisdiction. (a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or if (but only if) such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or if (but only if) such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, if any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or if (but only if) such Delaware Court of Chancery does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or if (but only in the event) such United States District Court also does not have jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.6.

(b) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or

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third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties or Financing Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 10.9 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party- claim referenced in this Section 10.8(b).

Section 10.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER PARTY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each party and delivered (by facsimile, e-mail, or otherwise) to the other party.

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Section 10.12 Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense.

Section 10.13 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (for the avoidance of doubt, including Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either party or any of its Affiliates, in any Proceeding or action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.14 Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, Sellers, USF and Sysco agree that neither they nor any of their respective Representatives or Affiliates shall have any rights or claims against any Financing Party or

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Financing Related Party in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby. In addition, no Financing Party or Financing Related Party shall have any liability or obligation to Sellers, USF, Sysco or any of their respective Representatives in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For the avoidance of doubt, the foregoing shall not modify or alter in any respect any provision of any Definitive Agreements (including the Commitment Letter) between or among Purchaser and any Financing Party or Financing Related Party entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such Definitive Agreements (including the Commitment Letter), the provisions of such Definitive Agreements (including the Commitment Letter) shall govern and control.

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IN WITNESS WHEREOF, Sellers, Purchaser and the other parties have duly executed this Agreement as of the date first written above.

PERFORMANCE FOOD GROUP, INC.

By:	/s/ George L. Holm
Name:	George L. Holm
Title:	President and CEO

US FOODS, INC.

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

USF HOLDING CORP.

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

E&H DISTRIBUTING LLC

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

RS FUNDING, INC.

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

USF PROPCO I, LLC

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

USF PROPCO II, LLC

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

TRANS-PORTE, INC.

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP & General Counsel

For purposes of Section 3.24, Section 5.1, Section 5.3, Section 5.6(1), Section 5.6(o), Section 5.14(c), Section 5.15, Section 5.16, Section 5.17, Section 8.2, Section 10.1 and Section 10.14 only,

SYSCO CORPORATION

By:	/s/ Robert C. Kreidler
Name:	Robert C. Kreidler
Title:	EVP and CFO

[Signature Page to Asset Purchase Agreement]